UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genworth Financial, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2006 Annual Meeting and Proxy Statement

6620 West Broad Street Richmond, Virginia 23230

April 5, 2006

Dear Stockholder,

You are invited to attend the 2006 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Wednesday, May 17, 2006, at Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230.

The Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement, and discussion and voting on any other business matters properly brought before the meeting.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

Michael D. Fraizer
Chairman of the Board, President and Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

10:00 a.m., May 17, 2006

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 5, 2006

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2006 Annual Meeting of Stockholders will be held at Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 17, 2006, at 10:00 a.m. local time, to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006; and

(c)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

• To be voted on at the meeting

Every stockholder’s vote is important. Please complete, sign,

date and return your proxy card, or submit your

proxy by telephone or by Internet.

PROXY STATEMENT

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

This proxy statement is furnished in connection with the solicitation of proxies by Genworth Financial, Inc. on behalf of the board of directors for the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy form is scheduled to begin on or about April 5, 2006.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by phone, by Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Leon E. Roday, Genworth’s Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?

Genworth intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

1.	The election of directors for the ensuing year; and

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006.

What is the board’s recommendation?

The board recommends votes FOR items 1 and 2 on your proxy card.

Will any other matters be presented for a vote at the Annual Meeting?

The board of directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Who is entitled to vote?

All Genworth stockholders of record at the close of business on March 24, 2006 (the “record date”) are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of our Class A Common Stock, par value $0.001, of which 455,979,237 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of Genworth’s Class A Common Stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

Who can attend the Annual Meeting?

Only Genworth stockholders of record, or their duly appointed proxies, are entitled to attend the meeting. If you are a Genworth stockholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting system.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

How do I vote my shares?

•	Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or on the Internet. Granting a proxy by telephone or on the Internet will be available through 5:00 p.m. Eastern time on May 16, 2006.

•	Voting instructions appear on your proxy card. If you grant a proxy by telephone or on the Internet, please have your proxy card available.

•	If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.

•	Proxies submitted by mail, telephone or on the Internet will be voted in the manner you indicate by the individuals named on the proxy. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of directors who have been nominated by our board of directors and FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006.

May I change or revoke my proxy after it is submitted?

Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	subsequently granting a proxy by telephone or on the Internet;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Leon E. Roday, our Secretary.

Your changed proxy or revocation must be received before the polls close for voting.

What is a “quorum?”

In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies.

What vote is necessary to pass the items of business at the Annual Meeting?

Holders of Class A Common Stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting. The eight nominees for director receiving a plurality of the votes cast by holders of our Class A Common Stock, at the meeting in person or by proxy, shall be elected to our board of directors. The affirmative vote of the holders of a majority of shares of Class A Common Stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of all other matters.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted to determine whether a quorum is present. If a stockholder abstains from voting as to a particular matter (other than the election of directors), those shares will be counted as voting against that matter. If a broker or other record holder of shares returns a proxy card indicating that it does not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Genworth believes that the election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006 will be deemed to be discretionary matters and brokers will be permitted to vote uninstructed shares as to such matters.

Who is the inspector of election?

The board of directors has appointed a representative of The Bank of New York to act as Inspector of Election at the Annual Meeting.

What are the costs for soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the board of directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the annual report for 2005 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Shareholder Communications, Inc. has been retained to assist in soliciting proxies at a fee of $15,000, plus distribution costs and other costs and expenses.

What is the deadline for submission of stockholder proposals for the 2007 Annual Meeting?

The rules of the Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under those rules, proposals submitted for inclusion in Genworth’s 2007 proxy materials must be received on or before the close of business on December 6, 2006. Proposals for inclusion in our 2007 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our bylaws establish an advance notice procedure with regard to director nominations and proposals by stockholders intended to be presented at our 2007 Annual Meeting but not included in our 2007 proxy materials. For these nominations or other business to be properly brought before the meeting by a stockholder, assuming the 2007 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 16, 2007 nor earlier than the close of business on January 17, 2007. Such proposals must comply with all requirements set forth in our bylaws.

All notices of proposals by stockholders, whether or not intended to be included in our proxy materials, should be sent to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2007 Annual Meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 19, 2007, and advise stockholders in the 2007 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on February 19, 2007. Notices of intention to present proposals at the 2007 Annual Meeting should be addressed to Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia, 23230.

Where can I find the voting results of the 2006 Annual Meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2006.

May I request electronic delivery of my proxy statement and annual report?

This proxy statement and Genworth’s Annual Report on Form 10-K may be viewed online at www.genworth.com. If you are a stockholder of record, you may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at www.giveconsent.com/gnw. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth that you wish to resume mail delivery of these documents.

If you hold your Genworth stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.

How can I get a copy of Genworth’s Annual Report on Form 10-K?

To obtain a copy of Genworth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 without charge, address your request to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The Annual Report on Form 10-K also may be accessed at www.genworth.com and at the SEC’s website at www.sec.gov.

INFORMATION ABOUT COMMUNICATIONS WITH GENWORTH AND OUR BOARD OF DIRECTORS

How may I communicate directly with the board of directors?

The board of directors provides a process for stockholders to send communications to the board of directors. You may communicate with the board of directors, individually or as a group, as follows:

By Mail The Board of Directors Genworth Financial, Inc. c/o Leon E. Roday, Secretary 6620 West Broad Street Richmond, Virginia 23230	By Phone 1-866-717-3594	By E-mail Directors@genworth.com

You should identify your communication as being from a Genworth stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Genworth stockholder before transmitting your communication to the board of directors.

How may I communicate with the Audit Committee?

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

Ombudsman	Audit Committee

Anonymously	Anonymously
1-888-251-4332	1-866-717-3594

By E-mail	By E-mail
OmbudsOffice.Genworth@genworth.com	Directors@genworth.com

By Mail	By Mail
Genworth Ombudsman	Audit Committee
Genworth Financial, Inc.	Genworth Financial, Inc.
6620 West Broad Street	6620 West Broad Street
Building #1	Building #1
Richmond, Virginia 23230	Richmond, Virginia 23230

How may I communicate directly with the Non-Employee Directors?

You may communicate with the Non-Employee Directors, individually or as a group, by any of the means set forth above or by writing to:

Non-Employee Directors of the Board of Directors

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary

6620 West Broad Street

Building #1

Richmond, Virginia 23230

How do I communicate directly with Genworth?

You may communicate with Genworth by writing to:

Genworth Financial, Inc.

c/o Leon E. Roday, Secretary or c/o Investor Relations

6620 West Broad Street

Building #1

Richmond, Virginia 23230

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office until the 2007 Annual Meeting and until their successors have been elected and have qualified. The eight nominees for election at the Annual Meeting are listed on pages six to eight with brief biographies. They are all currently Genworth directors. The board of directors has determined that six of the eight nominees are independent directors under New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles, which are discussed below under “Corporate Governance—Governance Principles.”

In March 2006, General Electric Company (“GE”), our former controlling stockholder, sold all of its remaining shares of our company. Pursuant to our amended and restated certificate of incorporation, when GE owns less than 10% of our common stock, the holders of the Class A Common Stock are entitled to elect all directors to be elected by the holders of our common stock, and GE does not have the right to appoint any members of our board of directors. As a result, three of our current directors, Elizabeth J. Comstock, Pamela Daley and David R. Nissen, will not stand for reelection at the Annual Meeting, and our board of directions has determined to reduce the size of our board to eight members effective at the Annual Meeting.

All of the nominees named below have been nominated by our board of directors to be elected by holders of our Class A Common Stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our board of directors may nominate.

Frank J. Borelli, 70, former Chief Financial Officer, Marsh & McLennan Companies, Inc. Director since 2004.

Mr. Borelli has been a Senior Advisor to Stone Point Capital, a former wholly owned subsidiary of Marsh & McLennan Companies, Inc., since his retirement from Marsh & McLennan on January 2, 2001. Prior thereto, he was Senior Vice President of Marsh & McLennan from April to December 2000 and Senior Vice President and Chief Financial Officer from September 1984 to April 2000. He is a director and Audit Committee Chairman of Express Scripts, Inc. and is Presiding Director of the Interpublic Group of Companies. He was a Director of Marsh & McLennan from May 1988 to October 2000. Mr. Borelli is past Chairman and Director of Financial Executives International and is also Chairman Emeritus of the Board of Trustees of the New York City Chapter of the National Multiple Sclerosis Society, a Trustee of St. Thomas Aquinas College and Chairman Emeritus of the Nyack Hospital. Mr. Borelli received a B.B.A. in Business Administration from Bernard M. Baruch College, City University of New York.

Michael D. Fraizer, 47, Chairman, President and Chief Executive Officer, Genworth Financial, Inc. Director since 2004.

Mr. Fraizer has been our Chairman, President and Chief Executive Officer since the completion of our initial public offering, or IPO, in 2004 and prior to the IPO was a Vice President of GE since December 1995 and a Senior Vice President of GE since June 2000. Mr. Fraizer was Chairman of the Board of GE Financial Assurance Holdings, Inc. (a predecessor of our company, “GEFAHI”) from November 1996 to May 2004 and President and Chief Executive Officer of GEFAHI from April 1997 to June 2004. Mr. Fraizer also has been a director of GE Capital and General Electric Capital Services, Inc. Mr. Fraizer led the Consumer Savings and Insurance Group, a predecessor of GEFAHI, from February 1996 until the formation of GEFAHI in October 1996. Prior to that time, Mr. Fraizer was President and Chief Executive Officer of GE Capital Commercial Real Estate, an affiliate of our company, from July 1993 to December 1996, leading both the GE Consumer Savings and Insurance Group and GE Capital Commercial Real Estate from February to December of 1996.

From July 1991 to June 1993, he was Vice President—Portfolio Acquisitions and Ventures of GE Capital Commercial Real Estate. From December 1989 to June 1991, Mr. Fraizer was President and Managing Director, GE Japan. From July 1983 to November 1989, Mr. Fraizer served in various capacities as a member of GE’s Corporate Audit Staff and Corporate Business Development after joining GE in June 1980 in its Financial Management Program. Mr. Fraizer received a B.A. in Political Science from Carleton College. Mr. Fraizier serves as a trustee of the Virginia Foundation for Independent Colleges and serves on the board of the Andre Agassi Charitable Foundation and the Virginia Commonwealth University School of Business Foundation.

Nancy J. Karch, 58, former Senior Partner, McKinsey & Company. Director since 2005.

Ms. Karch was a Senior Partner of McKinsey & Company from 1988 to 2000. Prior thereto, she served in various executive capacities at McKinsey since 1974. Ms. Karch is a director of Liz Claiborne, Inc. and The Corporate Executive Board. She is also on the board and the Executive Committee of the Westchester Land Trust, a not-for-profit organization. Ms. Karch received a B.A. from Cornell University, an M.S. from Northeastern University and an M.B.A. from Harvard Business School.

J. Robert “Bob” Kerrey, 62, President, New School University and former United States Senator. Director since 2004.

Mr. Kerrey has been the President of New School University since 2001. From January 1989 to December 2000, he was a U.S. Senator for the State of Nebraska. Mr. Kerrey was a democratic candidate for President in 1992. From January 1982 to December 1987, Mr. Kerrey served as Governor of Nebraska. Prior thereto, Mr. Kerrey was an independent businessman and founder of a chain of restaurants and health clubs. Mr. Kerrey served in Vietnam as a Navy SEAL from 1966 to 1969, for which he received the Congressional Medal of Honor. He serves on the boards of Jones Apparel Group, Inc. and Tenet Healthcare Corporation. Mr. Kerrey received a B.S. in Pharmacy from the University of Nebraska.

Saiyid T. Naqvi, 56, Chief Executive Officer, DeepGreen Financial, Inc. Director since 2005.

Mr. Naqvi has served as the Chief Executive Officer of DeepGreen Financial, Inc. since January 2005. From November 2002 until January 2005, he was Chairman and Chief Executive Officer of Setara Corporation. From 1985 until January 2001, Mr. Naqvi was with PNC Mortgage (formerly Sears Mortgage Corporation) and served as President and Chief Executive Officer from 1995 to 2001. Mr. Naqvi currently serves on the board of directors of Hanover Capital Mortgage Holdings, Inc. Mr. Naqvi also serves on the Zanira Foundation, a not-for-profit organization. Mr. Naqvi received a B.A. from the University of Missouri and an M.B.A. from Southern Illinois University.

James A. Parke, 60, former Vice Chairman and Chief Financial Officer, GE Capital and Senior Vice President, General Electric Company. Director since 2004.

Mr. Parke retired as Vice Chairman and Chief Financial Officer of GE Capital Services and a Senior Vice President at GE in December 2005. He had served in those positions since 2002. From 1989 to 2002 he was Senior Vice President and Chief Financial Officer at GE Capital and a Vice President of GE. Prior thereto, from 1981 to 1989, he held various management positions in several GE businesses. Mr. Parke serves as a director of Building with Books and as a regent on the Concordia College Board of Regents. Mr. Parke received a B.A. in History, Political Science and Economics from Concordia College in Minnesota.

James S. Riepe, 62, former Vice Chairman of T. Rowe Price Group, Inc. Director since 2006.

Mr. Riepe was the Vice Chairman of T. Rowe Price Group, Inc. from 1997 until his retirement in December 2005. Mr. Riepe will continue to serve as a director of the T. Rowe Price Group, Inc. and as chairman and director of the T. Rowe Price Funds until their 2006 stockholders’ meetings in April. Mr. Riepe held various positions during his tenure at T. Rowe Price Group, Inc. which began in 1982, including serving as Chairman of all of the T. Rowe Price funds on which he served as a director or trustee. Prior thereto, Mr. Riepe was an Executive Vice President of The Vanguard Group. Mr. Riepe also serves as a director of The Nasdaq Stock Market, Inc. and is a trustee of the James S. and Gail P. Riepe Charitable Foundation, the T. Rowe Price Program for Charitable Giving, and the Gilman School. He is the chairman of the University of Pennsylvania’s Board of Trustees and serves on the board of the Baltimore Museum of Art. Mr. Riepe received an M.B.A. and a B.S. from the University of Pennsylvania.

Thomas B. Wheeler, 69, former President and Chief Executive Officer, MassMutual Financial Group. Director since 2004.

Mr. Wheeler was a member of the Massachusetts Mutual (now known as MassMutual Financial Group) field sales force from May 1962 to June 1983, serving as Agent and General Agent, and served as Executive Vice President of Massachusetts Mutual’s insurance and financial management line from July 1983 to December 1986. He became President and Chief Operating Officer of MassMutual in January 1987, President and Chief Executive Officer of MassMutual in October 1988 and Chairman and Chief Executive Officer of MassMutual in March 1996. He retired as Chief Executive Officer in January 1999 and retired as Chairman in December 2000. Mr. Wheeler is a former director of BankBoston, a director of EstateWorks and a director of Textron, Inc. He is a trustee of the Conservancy of S.W. Florida and the Woods Hole Oceanographic Institution. Mr. Wheeler received a B.A. in American Studies from Yale University.

THE BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF OUR

CLASS A COMMON STOCK VOTE FOR THE ELECTION OF MR. BORELLI, MR. FRAIZER,

MS. KARCH, MR. KERREY, MR. NAQVI, MR. PARKE, MR. RIEPE AND MR. WHEELER.

CORPORATE GOVERNANCE

Governance Principles. Our board’s Governance Principles, which include guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee, are included in Appendix A to this proxy statement. All of our corporate governance materials, including the Governance Principles, the charters adopted by the board for each of our standing committees and the committees’ key practices, are published in the corporate governance section of Genworth’s website at www.genworth.com. We also will provide a copy of these materials in print to any stockholder who requests it. The board regularly reviews corporate governance developments and may modify these principles, charters and practices as warranted. Any modifications will be reflected on Genworth’s website.

The board held ten meetings during 2005, and each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the board of directors, and (2) the total number of meetings held by all committees of the board on which he or she served. As set forth in the Governance Principles, directors are expected to attend the Annual Meeting of Stockholders. All of our incumbent directors attended our 2005 Annual Meeting of Stockholders.

Director Independence. Our board currently consists of 11 directors, six of whom are independent (as defined by our Governance Principles and NYSE listing standards) and one of whom is our President and Chief Executive Officer. Following the conclusion of the Annual Meeting, the size of our board of directors will be reduced to eight directors, six of whom will be independent. For a director to be independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in Section 4 of the Governance Principles, at page A-2 of this proxy statement. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination. The board has determined that Mr. Borelli, Ms. Karch, Mr. Kerrey, Mr. Naqvi, Mr. Riepe and Mr. Wheeler satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and they may not be affiliated with Genworth or any of its subsidiaries. The board has determined that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Code of Conduct. All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of conduct set forth in our Code of Ethics. Our Code of Ethics is published on the corporate governance section of our website at www.genworth.com. We also will provide a copy of our Code of Ethics in print to any stockholder who requests it. Section 11 of our Governance Principles, at page A-4 of this proxy statement, more fully addresses our Code of Ethics. Within the time period required by the SEC and the NYSE, we will post on our website any amendment to our code of ethics and any waiver applicable to any of our directors, executive officers or senior financial officers.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

Subject to the rights of the holders of any outstanding series of our preferred stock, our amended and restated certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our board of directors, but will not be less than one nor more than 15. Our board of directors has adopted a resolution that the board will consist of eight directors effective as of the Annual Meeting. Working through its Nominating and Corporate Governance Committee, our board of directors continues to evaluate the optimal size for the board and may consider the addition of one or more independent directors to the board.

Each director elected by the holders of our Class A Common Stock will serve until the earlier of his or her death, resignation, disqualification, removal or until his successor is elected and qualified. The Class A Common Stock will not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors who serve as chief executive officers or in equivalent positions should not serve on more than two other boards of public companies in addition to the Genworth board. Other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

Board Committees

The four standing committees of the board are the Audit Committee, the Management Development and Compensation Committee, the Nominating and Corporate Governance Committee and the Public Affairs Committee. These committees are described below. The board has established written charters for each of its four standing committees. Our board of directors may also establish various other committees to assist it in its responsibilities.

Audit Committee. The Audit Committee consists of three “independent” directors as defined under the applicable rules of the NYSE and the SEC. The members of the Audit Committee are Mr. Borelli, who serves as the chair of the committee, Mr. Kerrey and Mr. Wheeler. As more fully set forth in its charter, which is attached hereto as Appendix B to this proxy statement, this committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The committee’s duties include: (1) selecting our independent registered public accounting firm and approving the terms of their engagement, (2) reviewing with management and our independent registered public accounting firm our annual audited financial statements, quarterly financial statements, and certain other financial information, (3) reviewing our risk assessment and risk management policies, (4) reviewing our financial reporting and accounting standards and principles, (5) reviewing our internal system of audit and financial controls and the results of internal audits, (6) obtaining and reviewing formal written reports from the independent registered public accounting firm regarding its internal quality-control procedures, (7) reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct, and (8) establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters. The Audit Committee has determined that in view of the increasing demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. There were eighteen meetings of the Audit Committee during 2005. The committee’s report appears on page 42 of this proxy statement.

Management Development and Compensation Committee. The members of the Management Development and Compensation Committee are Mr. Wheeler, who serves as the chair of the committee, Mr. Borelli, Ms. Karch and Mr. Riepe. This committee has two primary responsibilities: (1) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve our executive compensation and broad-based incentive compensation plans. The Management Development and Compensation Committee consists entirely of “independent” directors under the applicable rules of the NYSE. There were six meetings of the Management Development and Compensation Committee during 2005. The committee’s report begins on page 15 of this proxy statement.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Mr. Wheeler, who serves as the chair of the committee, Mr. Borelli, Ms. Karch and Mr. Kerrey. The committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles. This committee makes recommendations of candidates for election to our board of directors to our board of directors, and our board of directors makes recommendations to our stockholders. This committee also annually reviews director compensation and benefits, and oversees annual self-evaluations of our board and its committees. It also makes recommendations to our board concerning the structure and membership of the other board committees. The Nominating and Corporate Governance Committee consists solely of “independent” directors under the applicable rules of the NYSE. There were six meetings of the Nominating and Corporate Governance Committee during 2005.

The Nominating and Corporate Governance Committee will consider all stockholder recommendations for candidates for the board, which should be sent to the Nominating and Corporate Governance Committee, c/o Leon E. Roday, Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

The committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 3 of Genworth’s Governance Principles, which are included as Appendix A to this proxy statement. In addition to considering candidates suggested by stockholders, the committee considers potential candidates recommended by current directors, company officers, employees and others. We have also engaged an outside search firm to assist us in identifying and evaluating potential director candidates. The committee considers all potential candidates in the same manner regardless of the source of the recommendation. The committee’s review is typically based on any written materials provided with respect to the candidate. The committee determines whether the candidate meets our general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

Public Affairs Committee. The members of the Public Affairs Committee are Mr. Kerrey, who serves as chair of the committee, Mr. Naqvi and Mr. Parke. The principal purpose of the Public Affairs Committee is to assist the board in its oversight responsibilities relating to Genworth practices and positions on corporate citizenship, consumer policies, including sales compliance, and legislative issues that affect us, our stockholders, employees and customers. There were three meetings of the Public Affairs Committee during 2005.

Compensation of Directors

The Nominating and Corporate Governance Committee has the responsibility for recommending to the board compensation and benefits for “Eligible Directors.” Eligible Directors are those directors who are not employees of Genworth or GE or their affiliates and who were not designated as directors by GE. Prior to the Annual Meeting, any director who was designated by GE but who was not a current employee of GE could receive reasonable compensation from GE, as determined by GE in its sole discretion, as described in greater detail below. Following the Annual Meeting, GE will no longer be entitled to designate any directors, and no director continuing in office after that date will be regarded as a director designated by GE. Accordingly, after the Annual Meeting, all directors, other than Mr. Fraizer, will be regarded as Eligible Directors.

Annual Retainer. Each Eligible Director is paid an annual fee of $160,000 in quarterly installments, following the end of each quarter of service. Of this amount, 40% (or $64,000) of the annual fee is paid in cash and 60% (or $96,000) is paid in deferred stock units (“DSUs”). Instead of receiving a cash payment, directors may elect to have 100% of their annual fee paid in DSUs.

Deferred Stock Units. Each DSU represents the right to receive one share of our common stock in the future. Deferred stock units are granted at the end of each quarter of service as a member of the Board, and are credited to a notional account maintained by us in the recipient’s name. The number of DSUs granted is determined by dividing the DSU value to be delivered by the fair market value of our Class A Common Stock on the date of grant. Each DSU is equal in value to a share of our stock but does not have voting rights. DSUs accumulate regular quarterly dividends which are reinvested in additional DSUs. The DSUs will be paid out in cash beginning one year after the director leaves the board in a lump sum or in payments over ten years, at the election of the director.

Fees for Committee Chairs. As additional compensation for service as chairperson, the chairperson of the Audit Committee receives an annual cash retainer of $15,000. Each other standing committee chairperson receives an annual cash retainer of $10,000.

Matching Gift Program. Each Eligible Director is eligible for the matching of charitable contributions on a dollar-for-dollar basis, up to a maximum matching contribution of $15,000 during any calendar year, pursuant to the contribution guidelines established by the Genworth Foundation.

Reimbursement of Certain Expenses. In addition to reimbursement of director travel expenses to attend board and committee meetings in accordance with policies approved from time to time by the NCGC, Genworth will, with prior approval of the chair of the NCGC, reimburse Eligible Directors for the expenses of attending director education seminars.

Compensation for Directors Designated by GE. Any director who was designated by GE (as the former holder of Genworth’s Class B Common Stock) but who is not a current employee of GE could receive reasonable compensation from GE, as determined by GE in its sole discretion. Following his retirement from GE in December 2005, GE has paid Mr. Parke a cash fee equal to $40,000 per quarter of service (or a pro rata portion thereof). Beginning with the Annual Meeting, GE will no longer be entitled to designate any directors, and Mr. Parke, who is nominated for re-election as a director, will be an Eligible Director after that date.

No Compensation for Other Directors. Directors who are employees of Genworth or GE or their respective affiliates will not receive compensation for serving on Genworth’s board.

Director Stock Ownership Policy

To help demonstrate the alignment of the personal interests of the company’s directors with the interests of our stockholders, we have established a stock ownership policy for all Eligible Directors. Each Eligible Director is expected to hold at least $300,000 worth of Genworth common stock and/or DSUs while serving as a director of Genworth. Each Eligible Director has five years from the date he or she becomes an Eligible Director to attain this ownership threshold.

The following table shows the current stock ownership of those directors who, if re-elected, will be Eligible Directors after the Annual Meeting, the percentage of the ownership threshold that they have reached, and the portion of the five-year period that has elapsed in which the Eligible Director must attain enough stock to satisfy his or her ownership guideline. The value of each Eligible Director’s stock ownership is based on our stock price as of March 24, 2006.

Director	Number of Shares/ DSUs Held	Value as of 3/24/2006	Stock Ownership Guideline	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
	(#)	($)	($)
Frank J. Borelli	5,311	178,305	300,000	59%	35%
Nancy J. Karch	467	15,679	300,000	5%	8%
J. Robert Kerrey	8,852	297,175	300,000	99%	35%
Saiyid T. Naqvi	389	13,066	300,000	4%	7%
James A. Parke(1)	0	0	300,000	0%	0%
James S. Riepe(2)	600	20,142	300,000	7%	0%
Thomas B. Wheeler	5,311	178,305	300,000	59%	35%

(1)	Will not become an Eligible Director until the Annual Meeting.
(2)	Elected to the board of directors in March 2006.

Meetings of Non-Employee and Independent Directors

Our Governance Principles provide that the non-employee directors will meet without management present at each regularly scheduled board meeting. Michael D. Fraizer, our President and Chief Executive Officer, is currently the only employee of the company who serves on our board. In addition, our Governance Principles provide that the independent directors on our board (whose independence is determined in accordance with our Governance Principles) will separately meet at least three times each year without the presence of non-independent directors. The directors have determined that the chair of the audit committee will preside at the meetings of the non-employee directors and the independent directors. The non-employee and independent directors may meet without management present at such other times as determined by the chair of the audit committee.

Compensation Committee Interlocks and Insider Participation

None of the members of the board of directors who served on the Management Development and Compensation Committee during 2005 were officers or employees of Genworth or any of its subsidiaries or had any relationship with Genworth requiring disclosure under SEC regulations.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Common Stock

The following table sets forth information as of March 24, 2006, regarding the beneficial ownership of our common stock by:

•	all persons known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	our chief executive officer and each of the persons who were the four other most highly compensated executive officers in 2005;

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 24, 2006 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 24, 2006, there were 455,979,237 shares of Class A Common Stock outstanding and no shares of any other class of common stock outstanding.

The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230.

	Beneficial Ownership
Name of Beneficial Owner	Number	Percentage
Michael D. Fraizer(1)	1,752,659	*
Thomas H. Mann(2)	327,397	*
Pamela S. Schutz(2)	124,899	*
George R. Zippel(2)	105,896	*
Leon E. Roday(2)	72,028	*
Frank J. Borelli	—	*
Elizabeth J. Comstock(3)	—	*
Pamela Daley(3)	—	*
Nancy J. Karch	—	*
J. Robert Kerrey	—	*
Saiyid T. Naqvi	—	*
David R. Nissen(3)	—	*
James A. Parke	—	*
James S. Riepe	600	*
Thomas B. Wheeler	—	*
All directors and executive officers as a group (24 persons)	2,791,968	*

*Less	than 1%.
(1)

Reflects (a) shares of Class A Common Stock issuable upon the exercise of unvested employee stock options, to the extent that such unvested employee stock options vest within 60 days of March 24, 2006, (b) shares of Class A Common Stock issuable upon the exercise of vested employee stock options, and (c) shares of Class A Common Stock issuable upon the vesting of restricted stock units and stock appreciation rights, to the extent that such restricted stock units and stock appreciation rights vest within 60 days of March 24, 2006.
(2)	Reflects (a) shares of Class A Common Stock issuable upon the exercise of unvested employee stock options, to the extent that such unvested employee stock options vest within 60 days of March 24, 2006, and (b) shares of Class A Common Stock issuable upon the vesting of restricted stock units, to the extent that such restricted stock units vest within 60 days of March 24, 2006.
(3)	Ms. Comstock, Ms. Daley and Mr. Nissen are currently directors of our company but will not stand for reelection at the Annual Meeting.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The Management Development and Compensation Committee of the board of directors carries out the board of directors’ responsibilities with respect to reviewing and approving the compensation for the company’s executive officers, overseeing the development of executive succession plans and administration of the company’s executive compensation programs. The committee approves all of the policies under which compensation is paid or awarded to the company’s executive officers, and reviews the performance of, and all compensation actions affecting, the company’s executive officers – the chief executive officer (CEO), presidents and the senior vice presidents.

The committee was comprised of three directors through September 26, 2005, after which GE ceased to be a majority stockholder of the company. With that change in GE ownership, the committee chair (designated by GE) resigned from that role as planned in accordance with the committee’s charter. From September 27, 2005 through year-end, all of the members of the committee were independent, and the committee’s charter provides that the committee will continue to be comprised solely of independent directors going forward. In February 2006, Nancy J. Karch, an independent director, and in March 2006, James S. Riepe, an independent director, joined the committee. The committee is advised by an independent compensation consultant, Buck Consultants, retained by the committee and under the direction of the committee.

The committee seeks an open relationship with management concerning compensation matters. As a function of this relationship, the committee consults management for analysis, details and suggestions. Our independent compensation consultant often reviews information from management at the request of the committee. The committee retains final authority for approving all executive officer compensation decisions. We believe that this open process produces better results and assures that all perspectives are brought forth in this important governance process. For more information about the committee’s charter and key practices, visit the corporate governance section of the Genworth Financial website at www.genworth.com.

Executive Compensation Philosophy

The committee’s goal in compensating executive officers is to attract, motivate, reward and retain executives who are dedicated to the long-term interests of the company’s stockholders. Through its consultant, the committee monitors market competitiveness and best practices, and the committee makes decisions in order to best support the company’s business strategies, objectives and goals.

Components of Executive Compensation

The following compensation elements are used in the company’s executive compensation program, and each element serves a different purpose:

•	Salary. Salary payments are made to compensate for responsibilities and performance throughout the year.

•	Annual Bonus. Annual bonuses, paid in February for the prior year’s performance, are based on evaluation of an individual’s performance and his or her contribution to the company’s performance on both a short and long-term basis. This includes an assessment of the officer’s contribution to the achievement of financial performance and other key goals established for the individual and the company at the beginning of the performance year.

•	Stock Options and Stock Appreciation Rights. The committee considers annual grants of stock options or stock appreciation rights (SARs) to be effective forms of compensation for executive officers and other key employees because they provide incentives for strong performance leading to enhanced stockholder value. Stock options and SARs generally encourage employee retention because they vest over a period of years. SARs are used in lieu of stock options for the company’s executive officers because they deliver the same economic value at the same cost to the company, but with less dilution.

•

Restricted Stock Units. The committee approves grants of restricted stock units (RSUs) to executive officers and other key employees annually, in conjunction with stock options or SARs, to foster stock ownership, provide alignment with stockholders, as well as provide for retention during volatile market conditions. Annual RSUs awarded to executive officers are granted subject to performance criteria established for the prior year’s performance, and restrictions on these annual RSUs lapse over a five-year period. Periodically, the committee may approve awards of RSUs that vest over eight years to a few key or high potential employees to reward or incent superior performance and encourage career retention. All RSUs are forfeited if the employee resigns prior to the vesting period.

•	Long-Term Performance Awards. As part of a balanced incentive package, the committee periodically approves long-term performance awards to senior operating managers and certain key executives to emphasize attainment of specific financial performance targets. Such an award was made in 2004 in connection with the company’s IPO, and the payout will be based on the company’s achievement relative to financial performance targets for average annual return on equity growth and operating earnings growth measured over the three-year 2004-2006 performance period. These goals are drivers of the company’s long-term strategy to enhance stockholder value. If the threshold level of performance is not achieved, no payouts will be delivered.

•	Benefits and Perquisites. The company’s executive officers generally participate in the same benefit programs as the company’s other full-time, salaried employees. The company provides certain nonqualified retirement and deferral plans to its executive officers that are described under “Executive Compensation—Retirement Benefits.” In addition, the company’s executive officers participate in an enhanced life insurance program and a corporate-owned life insurance program. These enhanced retirement and life insurance benefits are forfeited if the executive officer resigns prior to retirement.

The company provides executive officers with the opportunity to receive financial planning services, a tax gross-up on those financial planning services and a company-provided car. The value of any personal benefit received from these perquisite programs in an aggregate amount exceeding $50,000 and/or the value of any tax gross-up are shown in the summary compensation table following this report.

All of the long-term incentive awards described above and the annual bonuses paid to the company’s executive officers are granted in accordance with the terms of the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”).

Section 162(m) of the Internal Revenue Code restricts deductibility of annual individual compensation in excess of $1 million provided to the CEO and next four highest paid executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). In general, we intend variable compensation awarded to our executive officers under the Omnibus Plan (long-term incentives and annual bonuses) to be deductible when paid.

Executive Compensation Policies

The committee has the following policies in place to further align the interests of the company’s executive officers with stockholders’ long-term interests:

•	Stock Ownership Guidelines. To help demonstrate the alignment of the personal interests of the company’s executive officers with the interests of stockholders, the committee established the following guidelines for the amount of Genworth stock, as a multiple of the executive officer’s base salary, that must be held by the executive officer:

Executive Level	Multiple	Time to Attain
CEO	5 x salary	5 years
Segment Presidents and Senior Vice Presidents	2 x salary	5 years

Each executive officer must attain the required stock ownership level within five years of becoming an executive officer or by September 27, 2010, whichever is later, and maintain ownership of at least such amount of the company’s stock while he or she holds office. In the event an executive officer fails to reach the required ownership level within the prescribed timeframe, the committee will require the executive officer to be paid, in lieu of any annual cash bonus payments, in shares of our Class A Common Stock until the applicable required level of stock ownership is obtained.

The following table shows the value of stock held by each of the named executive officers as of March 24, 2006 relative to the stock ownership guideline:

Executive Officer	Number of Shares Held (#)	Stock Ownership Guideline (#)	Stock Held as % of Guideline	% of Time Elapsed to Attain Guideline
Michael D. Fraizer	436,753	262,821	166%	10%
Thomas H. Mann	84,206	59,487	142%	10%
Pamela S. Schutz	59,347	48,718	122%	10%
George R. Zippel	31,325	44,615	70%	10%
Leon E. Roday	40,603	47,179	86%	10%

•	Stock Holding Period. The committee requires that executive officers hold for at least nine months the shares of Genworth stock that they receive by exercising stock options or SARs (net of any shares applied for a cashless exercise and/or to pay applicable taxes).

•	Prohibit Stock Option Repricing. The committee affirms a policy prohibiting the repricing of stock options or SARs, including by amendments to outstanding options or SARs to lower their exercise price, or by the cancellation of outstanding options or SARs and replacing them with new options or SARs.

2005 Executive Compensation Policy Actions

The committee approved the following policy actions in 2005:

•	Long-term Incentive Shift. In light of the changing marketplace, the committee approved a combination of SARs and RSUs to the executive officers in 2005 with 60% of the value delivered in SARs and 40% in RSUs. Together with the long-term performance award covering 2004 through 2006, annual grants of SARs and RSUs align the interests of executive officers with those of stockholders, encourage stock ownership and provide retention. The committee considers the value of all long term incentives when discussing annual total compensation.

•	Amend Converted RSUs. In connection with the company’s IPO, the company converted GE RSUs held by our employees into Genworth RSUs, maintaining the previous provisions and vesting schedule. Restrictions on those converted RSUs lapse in varying increments, typically ranging from three years to retirement. In 2005, the committee approved the amendment of certain converted RSUs to more closely align with the form of RSU the company plans to use in the future and to ensure compliance with proposed regulations under Section 409A of the Internal Revenue Code. Specifically, changes were made to the termination provisions relating to retirement and to provide for vesting upon death, disability, layoff or change in control.

•	Change of Control. The committee believes the best time to consider the appropriateness of change of control provisions is when a change of control is not imminent and before the lack of such a plan poses a risk to corporate policy effectiveness. The committee recognizes the importance of reducing the risk that the fear of job loss will influence executive officers considering strategic opportunities that may include a change of control of the company, and avoiding distractions that may result from potential, rumored or actual changes of control. As a result, the committee evaluated the considerations, implications and economics of a change of control plan and, upon recommendation and approval of the committee, the board of directors adopted one that balances the cost to the company and its stockholders relative to potential damage from distraction or loss of key executives. Severance benefits are only paid if a change of control occurs and an executive officer is terminated without cause or by the designated executive officer for good reason.

Factors Considered in Making Compensation Decisions

The committee’s judgments regarding executive officer compensation are primarily based on the committee’s assessment of each executive officer’s performance against goals, and potential to enhance long-term stockholder value. In determining the amount of compensation for executive officers, the committee relies upon its judgment about each individual, not upon rigid guidelines or formulas or short-term changes in the company’s stock price. Key factors affecting the committee’s judgments include the nature and scope of the executive officer’s responsibilities, contribution to the company’s financial results, effectiveness in leading the company’s initiatives to increase customer value, productivity and growth, contribution to the company’s commitment to corporate responsibility, success in creating a culture of integrity and compliance with applicable laws and the company’s ethics policies, and commitment to community leadership and diversity.

The committee reviews each component of compensation separately, and in the aggregate, and examines the internal relationships among the executive officers to determine whether the differences are appropriate. The committee also considers the compensation levels of a comparison group of major companies that are most likely to compete for the services of executive officers, specifically similarly sized companies within the insurance and financial services industries.

2005 Compensation Decisions

The committee made the following compensation decisions for executive officers in 2005:

•	Salary. In setting executive officer salaries, the committee used input from outside survey sources along with management recommendations for individual adjustments. Consistently effective individual performance is a threshold requirement for any salary increase. In 2005, the CEO requested moderate base salary adjustments for certain officers as well as market adjustments for certain executive officers. Following a review and discussion, the committee approved base salary adjustments for certain executive officers taking into account the recommendations of the CEO.

•	Annual Bonuses. Executive officers’ annual bonus payouts for 2005 were based on individual target opportunities expressed as a percentage of the participant’s base salary and the level of achievement of pre-established financial goals and individual operating objectives. In 2005, the executive officers earned bonus payouts above target levels based on achievement above the pre-established goals. The following table shows the bonuses paid to the CEO, as well as the named executive officers as a group, each as a percentage of the company’s 2005 net earnings. After review and discussion, the committee approved the 2005 bonus payouts and is comfortable with the level of earnings shared with the executive officers.

Executive Officers	2005 Bonus (in millions)	2005 Net Earnings (in millions)	Bonus as a % of Net Earnings
Michael D. Fraizer	$3.120	$1,221	0.26%
Top 5 Named Executive Officers	$7.755		0.64%

•	Options/SARs and RSUs. In 2005, the company awarded annual equity long-term incentives to more than 1,100 employees, including the company’s executive officers. The CEO recommended award sizes for the other executive officers based on management guidelines as well as his assessment of each individual’s performance. After review and discussion, the committee approved awards of SARs and RSUs for the executive officers taking into account the recommendations of the CEO.

The options and SARs granted in 2005 have a ten-year term and vest 20% per year from the date of grant. Fifty percent of the annual RSUs granted in 2005 vest three years from the date of grant and the remaining 50% vest after five years.

Compensation of the Chief Executive Officer

In 2005, the committee reviewed all components of Mr. Fraizer’s compensation, including salary, annual bonus, long-term incentives, benefits, deferred compensation and perquisites. Based on this review, the committee found Mr. Fraizer’s total compensation to be commensurate with the market, the committee’s assessment of his performance as CEO and the company’s results.

Specifically, the committee increased Mr. Fraizer’s salary $100,000 to $1,125,000 effective May 2005. His last increase was in 2003, resulting in an annualized rate of increase of 5.3%, which is within the range of salary increases provided to other employees of the company. The committee also awarded Mr. Fraizer an annual bonus of $3,120,000 based on its assessment of the level of actual achievement relative to the pre-determined key performance goals and the application of the bonus plan design. The committee used the same metrics and process in determining the bonuses of the other executive officers. The company’s actual performance in 2005 exceeded plan goals, and therefore the bonus paid to Mr. Fraizer was above his target opportunity.

The committee awarded Mr. Fraizer 274,200 SARs and 60,934 RSUs in accordance with the company’s compensation philosophy. The size of the awards was determined considering similar grants provided to CEOs of similarly-sized companies in the financial services industry as well as the committee’s assessment of Mr. Fraizer’s performance and the performance of the company. The committee had discussions and made decisions relative to Mr. Fraizer’s salary increase, bonus payout, and long-term incentive grants in executive session, without the CEO present.

In summary, a substantial portion of Mr. Fraizer’s potential compensation for 2005 was at-risk and based on the achievement of specific performance results. As a result, the committee believes his total compensation package meets the committee’s compensation objectives, is in line with the company’s compensation philosophy and supports the company’s business strategy.

The foregoing report on executive compensation is provided by the undersigned members of the Management Development and Compensation Committee of the board of directors of Genworth Financial, Inc.

Thomas B. Wheeler, Chair

Frank J. Borelli

Nancy J. Karch

James S. Riepe

COMMON STOCK PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on our Class A Common Stock with the cumulative total return on the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Insurance Index. The graph assumes that $100 was invested on May 25, 2004 (the date on which public trading in Genworth’s Class A Common Stock commenced) in Genworth’s Class A Common Stock and each of the indices described, and that all dividends were reinvested.

	May 25, 2004	December 31, 2004	December 31, 2005
Genworth Financial	$100.00	$138.83	$179.47
S&P 500 Insurance Index	$100.00	$101.52	$115.84
S&P 500®	$100.00	$110.05	$115.46

EXECUTIVE COMPENSATION

Compensation and Benefit Plans—Transition from GE to Genworth Plans

Prior to our IPO, our employees were covered under GE compensation and benefit plans, including the GE 1990 Long Term Incentive Plan providing equity based incentive awards to our employees. In connection with the IPO, we established the 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) to provide equity-based incentive awards for our employees and annual cash incentives for our executive officers. In connection with our IPO and establishment of the Omnibus Plan, we converted outstanding GE equity awards held by our employees – vested and unvested stock options, unvested stock appreciation rights and unvested restricted stock units held by our Chairman, President and Chief Executive Officer, Mr. Fraizer; plus unvested stock options and unvested restricted stock units held by all of our other employees – into Genworth equity awards. These converted equity awards generally maintained the same terms, conditions and remaining vesting schedules as the former GE awards.

For so long as GE continued to own more than 50% of our outstanding common stock, we were a part of the GE group, and our employees generally continued to be eligible to participate in GE benefit plans, including retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; severance; and executive salary and bonus deferral programs. On September 27, 2005 (the “Benefits Transition Date”), GE ceased to own more than 50% of our outstanding common stock and we established new benefit plans for our employees. Our employees are no longer eligible to receive new awards or benefits under the GE plans. However, several of our officers continued to participate in a 2003-2005 GE long-term cash incentive plan (pro-rated for one year of service with GE prior to our IPO), and may continue to receive payments of GE compensation previously deferred under GE bonus and salary deferred compensation plans.

The following table sets forth information concerning compensation paid or accrued by us during the past three fiscal years to our chief executive officer and each of our next four most highly compensated executive officers during the last fiscal year (which we refer to as our “named executive officers”).

Summary Compensation Table

			Annual compensation			Long-term compensation
						Awards		Payouts
Name and principal position	Year		Salary ($)	Bonus ($)	Other annual compensation (1) ($)	Restricted stock units (2) ($)	Securities underlying options/ SARs (3) (#)	LTIP payouts (4)($)	All other compensation (5)(6)(7) ($)
Michael D. Fraizer	2005		1,091,023	3,120,000	16,047	1,955,981	274,200	—	70,801
President, Chief Executive	2004 2003	(8)	1,025,000 962,500	1,800,000 1,525,000	9,975 7,060	— 1,366,321	1,900,000 195,000	— —	103,500 94,390
Officer and Director
Thomas H. Mann	2005		602,982	1,845,000	183	325,301	45,600	—	52,127
President and Chief	2004		556,190	1,200,000	—	—	680,000	—	70,745
Executive Officer—	2003		500,000	1,150,000	—	940,360	54,000	—	67,388
Mortgage Insurance
Pamela S. Schutz	2005		491,381	1,125,000	5,165	282,480	39,600	—	36,427
President and Chief	2004		457,143	700,000	7,128	—	550,000	—	41,375
Executive Officer—	2003		392,500	560,000	9,563	721,763	22,800	—	35,712
Retirement Income and Investments
George R. Zippel	2005		478,047	950,000	11,034	239,691	33,600	—	30,329
President and Chief Executive Officer—	2004 2003		401,270 350,000	475,000 335,000	6,115 10,581	— 696,539	550,000 19,200	— —	30,215 45,184
Protection
Leon E. Roday(9)	2005		476,389	715,000	7,583	194,751	27,300	—	36,542
Senior Vice President, General Counsel and	2004 2003		446,111 425,000	420,000 360,000	8,771 75,581	— 658,703	320,000 13,800	— —	40,032 40,999
Secretary

(1)	Includes the aggregate incremental cost to us of providing perquisites and personal benefits to the named executive officers for each of the last three years, to the extent that such perquisites and personal benefits to the individual officer exceed $50,000 in the aggregate, and any amounts reimbursed during the last three fiscal years for the payment of taxes. The amounts reported in this column for 2005 are for amounts reimbursed during the fiscal year for the payment of taxes primarily relating to the financial planning services provided to our executive officers.
(2)

For 2003, this column shows the market value of GE RSUs on the date of grant, calculated by multiplying the closing market price of GE’s common stock on the date of grant by the number of GE RSUs awarded. In connection with our IPO, all outstanding GE RSUs held by our employees were canceled by GE and converted to our RSUs. Our named executive officers did not receive any RSUs in 2004 other than those converted from GE. For 2005, this column shows the market value of Genworth RSUs on the date of grant, calculated by multiplying the closing market price of our common stock on the date of grant by the number of RSUs awarded. The aggregate holdings and market value of our RSUs held on December 31, 2005 are: Mr. Fraizer, 469,182 units/$16,224,314; Mr. Mann, 146,299 units/$5,059,019; Ms. Schutz, 81,296 units/$2,811,216; Mr. Zippel, 31,755 units/$1,098,088; and Mr. Roday, 40,216 units/$1,390,669. The market value is calculated by multiplying the number of shares held by the executive officer by the closing market price of our common stock as of December 31, 2005 ($34.58 per share). The restrictions on most of the outstanding RSUs converted from GE awards lapse on a scheduled basis over the executive officer’s career, with restriction lapse dates ranging from 3 years after the original grant date to retirement. Restrictions on units we granted in 2005 lapse 50% after 3 years and 50% after 5 years. Regular quarterly dividend equivalents are paid on the RSUs converted from GE RSUs. For RSUs granted by us in 2005, quarterly dividend equivalents are accrued and paid when restrictions on the corresponding units lapse, but forfeited if the RSUs are cancelled.

(3)	All amounts shown for 2003, except amounts for Mr. Fraizer, represent shares of GE stock underlying GE options. Amounts shown for Mr. Fraizer in 2003 represent shares of GE stock underlying GE SARs. All amounts shown for 2004 and 2005 represent shares of Genworth stock underlying Genworth SARs. Amounts shown for 2004 do not include the conversion of GE Options and SARs granted in prior years to Genworth awards, as described under “—Compensation and Benefit Plans—Transition from GE to Genworth Plans”.
(4)	Certain of our officers continued to be eligible for participation in the GE 2003-2005 Long Term performance incentive award, awarded prior to our IPO. Participants were eligible for a portion of that award, which was paid in March 2006, pro-rated for one year of participation. These amounts represent service for and performance by GE, which is no longer an affiliate of Genworth, and Genworth was not liable for such payments.
(5)	Includes payments in 2005 pursuant to the GE employee savings plan (for participation prior to the Benefits Transition Date) and the Genworth Retirement and Savings Restoration Plan (for participation after the Benefits Transition Date). These amounts are: Mr. Fraizer, $19,427; Mr. Mann, $13,952; Ms. Schutz, $12,717; Mr. Zippel, $12,717; and Mr. Roday, $12,556.
(6)	Includes taxable payments made in 2005 to the executive to cover premiums pursuant to the Genworth Financial, Inc. Leadership Life Insurance Plan, and other premium payments by the Company for a corporate-owned life insurance policy on the executive’s life pursuant to the Genworth Financial, Inc. Executive Life Insurance Plan. These amounts are: Mr. Fraizer, $18,860; Mr. Mann, $27,680; Ms. Schutz, $14,508; Mr. Zippel, $9,143; and Mr. Roday, $12,179.
(7)	Includes the difference between market interest rates determined pursuant to SEC rules and the 9.5% to 14% interest rates credited by GE on salary deferred by the named executive officers prior to our IPO under various salary deferral plans maintained by GE. All participating executives will begin to receive distributions from those GE plans in 2006 based on their prior election, and no more monies may be deferred into such plans by our executives. Our executives will continue to earn these contingent interest rates from GE until all distribution payments have been made to the executive based on his or her prior elections, but will not be reported by us after this year. The amounts shown for 2005 are: Mr. Fraizer, $32,514; Mr. Mann, $10,495; Ms. Schutz, $9,202; Mr. Zippel, $8,468; and Mr. Roday, $11,806.
(8)	Does not include a special one-time incentive bonus of $2 million (net of applicable taxes) paid by GE in 2004 to Mr. Fraizer in his capacity as an officer of GE for executing GE’s overall insurance strategy of selling or repositioning various GE insurance businesses and completing the IPO. Mr. Fraizer was also paid $977,077 by GE to offset the taxes applicable to this special one-time incentive bonus.
(9)	Does not include amounts earned pursuant to an executive annuity program to be paid by us. Under the annuity program, Mr. Roday is eligible to receive annual payments of $50,000 beginning in 2006, ten years after the original date of the grant. Mr. Roday’s interest in the annuity payments vests over ten years at the rate of five-sixths of one percent for each completed month of employment. As of December 31, 2005, Mr. Roday was vested in and entitled to receive approximately 94% of his annual annuity payments or $47,000 per year.

On March 22, 2006, our Management Development and Compensation Committee reviewed and approved base salaries for our named executive officers. As of May 8, 2006, the following base salaries will be in effect for our named executive officers: Mr. Fraizer, $1,125,000; Mr. Mann, $615,000; Ms. Schutz, $550,000; Mr. Zippel, $500,000; and Mr. Roday, $500,000.

Stock Appreciation Rights (SARs) Granted

The following table provides certain information regarding SARs granted to our named executive officers in 2005 under the Omnibus Plan.

Name	Number of Securities Underlying SARs Granted (#) (1)	% of Total SARs and Options Granted to Employees in Fiscal Year (2)	Base Price Per Share	Expiration Date	Grant Date Estimated Fair Value ($)(3)
Michael D. Fraizer	274,200	11.13%	$32.10	7/20/2015	$2,890,068
Thomas H. Mann	45,600	1.85%	$32.10	7/20/2015	$480,624
Pamela S. Schutz	39,600	1.61%	$32.10	7/20/2015	$417,384
George R. Zippel	33,600	1.36%	$32.10	7/20/2015	$354,144
Leon E. Roday	27,300	1.11%	$32.10	7/20/2015	$287,742

(1)	Upon exercise of SARs, the executive officer will receive an amount equal to the difference between the base price of the SAR and the fair market value of one share of our Class A Common Stock on the date the SAR is exercised, payable in shares of our Class A Common Stock. The SARs granted in 2005 are exercisable in five equal annual installments beginning one year after the grant date.
(2)	In 2005, we granted SARs only to our executive officers in lieu of stock options. This column reflects the percentage of SARs granted to our named executive officers as a percentage of all SARs and options granted in 2005 to all of our employees.
(3)	These estimated hypothetical values are based on a Black-Scholes pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: potential SAR term, 6 years; risk-free rate of return, 4%; expected volatility, 30%; and expected dividend yield, 1.10%.

SARs/Stock Options and December 31, 2005 SAR/Option Values

The following table sets forth information regarding exercises by our named executive officers of SARs and stock options during 2005, and the number of options/SARs held by them as of December 31, 2005.

Aggregated SARs/Stock Options Exercised in 2005, and December 31, 2005 SAR/Option Values

	Shares Acquired on Options exercised (#)	Value realized ($)(1)	Number of securities underlying unexercised options/SARs at December 31, 2005 (#)		Value of unexercised in-the-money options/SARs at December 31, 2005 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael D. Fraizer	309,909	6,336,360	1,507,284	2,623,409	17,314,280	37,779,667
Thomas H. Mann	—	—	287,764	862,005	2,741,203	12,423,781
Pamela S. Schutz	—	—	103,808	645,757	1,044,547	9,243,308
George R. Zippel	—	—	94,588	630,194	917,412	9,079,010
Leon E. Roday	—	—	55,990	378,651	546,745	5,366,902

(1)	Represents the amount equal to the excess of the fair market value of our Class A Common Stock at the time of exercise over the exercise price of the options.
(2)	Represents the difference between the closing price as of December 31, 2005 of our Class A Common Stock of $34.58 per share, and the exercise or base price of all outstanding options and SARs as of December 31, 2005.

Retirement Benefits

We maintain the following employee benefit plans in which a select group of highly compensated and management employees, including our named executive officers, are eligible to participate: (1) The Genworth Financial, Inc. Retirement and Savings Plan; (2) The Genworth Financial, Inc. Supplemental Executive Retirement Plan; (3) The Genworth Financial, Inc. Retirement and Savings Restoration Plan; and (4) the Genworth Financial, Inc. Deferred Compensation Plan. Each of these plans became effective on the Benefits Transition Date. Prior to the Benefits Transition Date, our employees were covered under similar GE benefit plans.

Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”). The Retirement and Savings Plan is a tax-qualified, defined contribution plan established and maintained for substantially all active U.S. employees scheduled to work at least 1,000 hours per calendar year, other than employees of our affiliates that do not participate in the Plan and individuals performing services for us who are not classified as employees. The Retirement and Savings Plan was effective on the Benefits Transition Date. The Retirement and Savings Plan contains a Retirement Plan Feature and a Savings Plan Feature (also known as the 401(k) Plan) as described below.

Retirement Plan Feature. Under the Retirement Plan Feature of the Retirement and Savings Plan, each year we automatically make a contribution, identified as a “Regular Contribution,” to the account of each eligible employee based on a percentage of the employee’s eligible pay (as defined by the Retirement and Savings Plan). The annual contribution percentage increases with the employee’s age and ranges from 3% of pay for employees under age 35 on December 31 of each year up to 9.25% of pay for employees age 55 and older on December 31 of each year. Employees must be employed by us, or an affiliate that has adopted the Retirement and Savings Plan, on December 31 of the calendar year in order to receive a Regular Contribution. In addition, employees automatically receive a Regular Contribution for the year in which they retire (if at least age 60), become disabled and begin to receive payments under our Long-Term Disability Plan, or die. An employee is vested in his or her Regular Contributions after completion of five years of service, attainment of age 65 while actively employed, upon death, or after receipt of six months of disability benefits under our Long-Term Disability Plan.

The Retirement and Savings Plan also provides additional contributions, identified as “Transition Contributions” to participants who satisfied one of the following requirements as of the Benefits Transition Date (i) any age with at least 25 years of GE service, or (ii) age 50 or older with at least 15 years of GE service. The amount of each employee’s Transition Contribution is based on his or her age and years of GE service on the Benefits Transition Date. GE service is equivalent to an employee’s years of service while he participated in the GE Pension Plan. The Transition Contribution is a percentage of an eligible employee’s pay on the Benefits Transition Date and remains constant. The minimum annual Transition Contribution is 6% of eligible pay for an employee between the ages of 50 – 54 who has 15 years of GE service on the Benefits Transition Date. The maximum annual Transition Contribution is 18% of eligible pay for an employee age 55 and older with 30 or more years of GE service on the Benefits Transition Date. We will make Transition Contributions on behalf of the eligible participants for 120 months after the Benefits Transition Date. An Employee’s Transition Contribution will stop prior to the end of the 120 month period as follows: (1) immediately following a severance from service from us; (2) the year in which the employee retires after reaching age 60; (3) six months after the employee qualifies for benefits under our Long-Term Disability Plan; (4) the year in which the employee dies; or (5) the employee transfers to a position that is in salary band 1 of our compensation system. Employees must be employed by us or an affiliate which has adopted the Retirement and Savings Plan on December 31 of the calendar year in order to receive a Transition Contribution. In addition, employees automatically receive a Transition Contribution for the year in which they retire (if at least age 60), become disabled and begin to receive payments under our Long Term Disability Plan, or die. Transition Contributions are 100% vested.

Savings Plan Feature. Under the Savings Plan Feature of the Retirement and Savings Plan, eligible employees can defer from 1% up to 50% of their eligible pay (up to certain IRS limits) through payroll deductions on a pre-tax basis. In addition, eligible employees who will attain age 50 by the end of the calendar year can contribute additional amounts called catch-up contributions. We match 100% of an employee’s pre-tax contributions up to the first 3% of eligible pay contributed to the plan, and 50% of the employee’s pre-tax contributions on the next 2% of his or her eligible pay contributed to the plan. Employees are 100% vested in their pre-tax deferrals and company matching contributions.

Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified plan established and maintained to provide a select group of highly compensated and management employees, including our named executive officers, with additional retirement benefits. The SERP benefit is a life annuity commencing when the participant terminates service after attaining age 60, with the annual payment equal to a fixed percentage multiple times the participant’s years of pension benefit service (with the product not to exceed 50%), multiplied by the participant’s highest 36 consecutive months average annual compensation (defined as base salary plus annual bonus, whether or not deferred), with the SERP benefit then reduced by (1) the annuity value of the participant’s account balance under the Retirement Plan Feature of our Retirement and Savings Plan, and (2) any retirement benefits attributable to the participant’s foreign service with us or an affiliate. Benefits under the SERP shown in the following table are computed on the basis of a five year certain and life annuity. Participants who are married on their termination date will receive benefit payments in the form of a 50% joint and survivor annuity. If a participant resigns before age 60, his or her SERP benefit will be forfeited. As of March 1, 2006, each of our named executive officers has 0.5 years of service credited toward his or her SERP benefit. The estimated annual benefits under the SERP, before any of the offsets that would apply are as follows:

Earnings credited for retirement benefits	Years of Service at Retirement
	1	5	10	15	20
$ 500,000	$7,000	$36,000	$72,000	$109,000	$145,000
1,000,000	14,000	72,000	145,000	217,000	290,000
1,500,000	22,000	109,000	217,000	326,000	435,000
2,000,000	29,000	145,000	290,000	435,000	580,000
2,500,000	36,000	181,000	362,000	544,000	725,000
3,000,000	43,000	217,000	435,000	652,000	870,000
3,500,000	51,000	254,000	507,000	761,000	1,015,000
4,000,000	58,000	290,000	580,000	870,000	1,160,000
4,500,000	65,000	326,000	652,000	979,000	1,305,000
5,000,000	72,000	362,000	725,000	1,087,000	1,450,000

Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”). The Restoration Plan is a non-qualified deferred compensation plan intended to provide participants with matching contributions that they are precluded from receiving under the Savings Plan feature of our Retirement and Savings Plan as a result of restrictions under the Internal Revenue Code. For each participant in the Restoration Plan who contributes at least 5% of his or her eligible pay to the Savings Plan Feature of our Retirement and Savings Plan, we will contribute an amount each year equal to 4% of the participant’s eligible pay (base salary and annual bonus, minus any deferred pay) in excess of the annual compensation limit in Section 401(a)(17) of the Internal Revenue Code ($210,000 in 2005, as adjusted from time to time) which the participant contributes to the Retirement and Savings Plan in such year. Each participant will become 100% vested in his or her Restoration Plan account upon the earlier of the participant’s attainment of age 60, death, disability, or upon a change of control of Genworth. If a participant resigns before age 60, his or her Restoration Plan account will be forfeited. Benefit payments under the Restoration Plan will begin following a participant’s qualifying separation from service with us.

Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan intended to provide participants with the ability to defer receipt of a portion of their salary or bonus in order to save and accumulate additional retirement funds on a before-tax basis. Earnings (and loses) are credited to executive accounts based participant choices between 14 generally available mutual fund investment options. A participant may defer between 10% and 75% of his or her salary and between 25% and 100% of his or her bonus for a fiscal year, and may elect to have such deferred amount, plus any earnings (or losses) thereon, paid upon the participant’s termination of employment in a lump sum or over up to 10 annual installments. Participants are always 100% vested in their Deferred Compensation Plan accounts.

Change of Control Arrangements

We maintain the Genworth Financial, Inc. 2005 Change of Control Plan (the “Change of Control Plan”), which offers severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without cause by us (and not as a result of death or permanent disability), or in the event he or she resigns for good reason within three years from the date of a change of control of our company, as such terms are defined in the Change of Control Plan (each, a “Qualified Termination”).

The Change of Control Plan includes two tiers of benefits that apply to executives who are designated by a committee of the board. Tier I benefits apply to our President and Chief Executive Officer, and several of his direct reports. Tier II benefits apply to other executives.

Upon the occurrence of a Qualified Termination, the executive will receive the following severance benefits:

•	lump sum payment of a multiple (2x in the case of a Tier I executive and 1.5x in the case of a Tier II executive) of his or her base salary and a targeted annual incentive payment;

•	pro-rated bonus earned for the portion of the year worked in which termination occurs;

•	pro-rated portion of his or her earned long-term performance incentive award;

•	all stock options then held by the executive will become exercisable immediately;

•	all restrictions on shares subject to awards will lapse, except for the portion of any award of restricted stock units that vest upon retirement;

•	the executive will be deemed to be completely vested in any funded or unfunded or nonqualified pension or deferred compensation plans in which he or she participates, with payment being made in accordance with the terms of such plans;

•	continued health and welfare benefit coverage for 24 months (in the case of a Tier I executive) or 18 months (in the case of a Tier II executive); and

•	reimbursement for all costs and expenses, including reasonable legal fees, incurred in seeking to enforce any right or benefit provided by the Change of Control Plan, provided that he or she is successful on at least one element of his or her claim.

In addition, upon a Qualified Termination, if a participating executive elects to enter into a non-competition agreement for 18 months, then he or she will be entitled to receive the following enhanced benefits, in addition to the benefits described above:

•	an additional cash payment equal to 100%, in the case of a Tier I executive, or 50%, in the case of a Tier II executive, of the sum of his or her base salary and a targeted annual incentive payment, to be paid upon the expiration and successful completion of the non-competition agreement;

•	any restrictions on an award of restricted stock units that vest upon retirement will immediately lapse; and

•	his or her health and welfare benefit coverage will be extended to 36 months (in the case of a Tier I executive) or 24 months (in the case of a Tier II executive).

The Change of Control Plan provides that if the total severance payments to an executive under the plan exceed 110% of the limits specified by the IRS under Section 4999 of the Code, we will pay that executive an additional amount such that the net amount after deduction of the excise tax will equal the total payments that the executive would have been entitled to receive absent the excise tax. Total severance benefits will be capped at the limits specified by the IRS under Section 4999 of the Code if they do not exceed 110% of such limit.

To receive any severance benefits under the Change of Control Plan, a participant must execute a general release of claims against the company and agree to certain restrictive covenants, including restrictions on the use of confidential information and restrictions on the solicitation of customers and employees for 18 months following a Qualified Termination.

Equity Compensation Plan Information

The following table gives information as of December 31, 2005 about the common stock that may be issued under all of our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	24,554,406	$21.56	12,642,466
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	24,554,406	$21.56	12,642,466

(1)	2004 Genworth Financial, Inc. Omnibus Incentive Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationship with GE

In connection with our IPO, we entered into a number of other agreements with GE for the purpose of accomplishing our separation from GE, transferring our businesses to us and setting forth various matters governing our relationship with GE while GE remained a significant stockholder in our company. These agreements governed the relationship between GE and us and provided for the allocation of employee benefit, tax and other liabilities and obligations attributable or related to periods or events prior to and in connection with the IPO. In addition, a number of the existing agreements between us and our subsidiaries and GE and its subsidiaries relating to various aspects of our business remained in effect following the IPO, and we also entered into additional relationships with GE following the completion of the IPO.

Master Agreement

We entered into a master agreement with GE in connection with the IPO. We refer to this agreement as the Master Agreement. The Master Agreement set forth our agreements with GE regarding the principal transactions that were required to effect the transfer of assets and the assumption of liabilities necessary to separate our company from GE. It also included other agreements governing our relationship after our separation from GE. Most of our obligations under the Master Agreement have terminated as a result of GE ceasing to own at least 20% of our outstanding common stock.

Transition Services Agreement

We entered into a Transition Services Agreement with GE in connection with the IPO to provide each other, on a transitional basis, certain administrative and support services and other assistance in the U.S. consistent with the services provided before the separation. To comply with European regulatory requirements, we entered into a separate transition services agreement relating to transition services in Europe with respect to our payment protection insurance business. The types of services to be provided under the European transition services agreement are substantially similar to the services to be provided under the U.S. transition services agreement. GE provided services to us, included, among others, treasury, payroll and other financial related services, employee benefit services, information systems and network systems, investment services and procurement and sourcing support.

Under the Transition Services Agreement and other agreements described below, GE was obligated to provide to us a number of the services described above until GE ceased to own at least 50% of our outstanding common stock. We have completed the transition of these services from GE to us or to third-party providers and are working to complete the transition of the remaining services.

As part of the Transition Services Agreement, GE agreed to pay us an aggregate of $40 million in equal quarterly installments during each of the first two years following our corporate reorganization for the provision of transition services to GE. During 2005, GE paid us $40 million associated with the Transition Services Agreement.

We also agreed to provide certain management consulting services to GE for a period of five years. These services include delivering training, providing consultation and strategic advice with respect to actuarial, regulatory and other emerging issues, planning and participating in meetings with rating agencies and regulators, participating in government relations activities and various other activities. In consideration for these services, GE has agreed to pay us a fee of $1 million per month during the first four years following the completion of the IPO and $500,000 per month during the fifth year. For the year ended December 31, 2005, we received an aggregate of $12 million for management consulting services.

Registration Rights Agreement

We entered into a registration rights agreement with GE in connection with the IPO to provide GE with registration rights relating to shares of our common stock held by GE after the IPO. We refer to this agreement as the Registration Rights Agreement.

The Registration Rights Agreement set forth customary registration procedures, including an agreement by us to make our management available for road show presentations in connection with any underwritten offerings. We also agreed to indemnify GE and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in the registration statement by GE or any permitted transferee.

During 2005, GE completed three secondary offerings of our common stock pursuant to the Registrations Rights Agreement. The rights of GE under the Registration Rights Agreement remained in effect until March 8, 2006, the date on which GE completed the sale of its remaining shares of our common stock.

Investment Agreements

Substantially all of our U.S. and Bermudan insurance subsidiaries are parties to investment management and services agreements with GE Asset Management Incorporated (“GEAM”), a GE-owned provider of investment management services, that were amended in connection with the IPO. We have agreed to pay GEAM a management fee for these services on a quarterly basis equal to a percentage of the value of the assets under management. The percentage is established annually by agreement between GEAM and us and is intended to reflect the cost to GEAM of providing its services.

The initial term of our amended agreements with GEAM is three years from the completion of the IPO. We have the option to extend the initial term for up to two additional one-year terms. We also have the right to terminate the amended agreements upon one year’s prior notice to GEAM or immediately upon a change of control of our company. Our amended agreements with GEAM are non-exclusive, and we are permitted to engage unaffiliated investment advisers. After expiration of the initial three-year term, GEAM may terminate the agreements upon the occurrence of certain other specified events.

In addition, each of our special purpose financial captive insurance companies is party to an investment management and services agreement with GEAM. These agreements renew annually for one year periods and can be terminated by either party on 60 days notice to the other party. We pay GEAM a quarterly fee equal to a fixed percentage of the assets under management depending on the type of assets.

Substantially all the assets of our European payment protection and mortgage insurance businesses are managed by GE Asset Management Limited, GEAM’s affiliate in the U.K., pursuant to agreements that are substantially similar to our agreements with GEAM in the U.S. However, the management fee in our European investment agreements includes an agreed margin of 5% and may be reset if our European companies withdraw more than one-third of their assets in the first year of the agreements or more than two-thirds of their assets in the second year of the agreements.

Derivatives Management Services Agreement

In connection with the IPO, we, GE Capital, and our insurance company subsidiaries that use derivative instruments entered into a derivatives management services agreement pursuant to which GE Capital agreed to execute, manage and administer derivatives transactions on behalf of our insurance company subsidiaries. In addition, a related, pre-existing administrative services agreement between GE Capital and us remained in effect.

GE Capital may delegate authority to execute, manage and administer derivatives transactions to us. We do not expect to pay any compensation to GE Capital under the derivatives management services agreement, other than reimbursement of GE Capital’s expenses, if any. The derivatives management services agreement automatically renews on January 1 of each year for successive terms of one year. The derivatives management services agreement may be terminated by either GE Capital or us during the initial term or any renewal term upon 60 days’ prior written notice. Both the derivatives management services agreement and the related administrative services agreement automatically terminated on the date that GE ceased to beneficially own at least 50% of our outstanding common stock.

Asset Management Services

Prior to the completion of the IPO, we offered a broad range of institutional asset management services to third parties. GEAM provided the portfolio management services for this business, and we provided marketing, sales and support services. We did not acquire the institutional asset management services business from GEFAHI, but pursuant to an agreement among GEAM, GEFAHI and us, we have agreed to continue to provide services to GEAM and GEFAHI related to this asset management business, including client introduction services, asset retention services and compliance support. GEFAHI has agreed to pay us a fee of up to $10 million per year for four years to provide these services. The fee will be determined based upon the level of third-party assets under management managed by GEAM over the four-year term following the completion of the IPO.

For the year ended December 31, 2005, we received an aggregate of $10 million for services provided pursuant to the Asset Management Agreement.

Liability and Portfolio Management Services

We entered into three liability and portfolio management agreements with affiliates of GE, effective as of January 1, 2004. We refer to these agreements as the Liability and Portfolio Management Agreements. Pursuant to two of the Liability and Portfolio Management Agreements we manage a pool of municipal guaranteed investment contracts issued by Trinity Plus Funding Company, LLC and Trinity Funding Company, LLC, which we refer to collectively as Trinity. Pursuant to these agreements, we have agreed to originate GIC liabilities, advise Trinity as to the investment of the assets that support these liabilities, administer these assets and assist Trinity in hedging its portfolio. Under each of these agreement we receive a market rate based administration fee based on the program size.

We also entered into a Liability and Portfolio Management Agreement with GE Capital and with GE Funding Capital Market Services, Inc., a GE affiliate, which we refer to as GE Funding. Pursuant to this agreement, we agreed to provide liability management and other services relating to GE Funding’s origination and issuance of guaranteed investment contracts or similar liabilities. Under this Liability Management and Portfolio Agreement, we receive an annual management fee based on annum of the book value of the investment contracts based on pricing arrangements that will vary depending on the maturities of the contracts. We also receive reimbursement of our operating expenses under each of the Liability and Portfolio Management Agreements.

The initial term of each Liability and Portfolio Management Agreement will expire December 31, 2006, and unless terminated at the option of either party, each agreement automatically will renew on January 1 of each year for successive terms of one year. For the year ended December 31, 2005, we received an aggregate of $40 million from Trinity and GE Funding pursuant to the Liability and Portfolio Management Agreements.

In addition to providing hedging services for Trinity’s GIC liabilities, pursuant to a hedging services agreement, we also provide hedging, structuring and accounting for certain loans originated by an affiliate of GE prior to their securitization. We do not receive a fee for providing these services, although GE reimburses us for our costs, which are less than $1 million per year. This hedging services agreement has a two-year term beginning in November 2004 and, unless terminated at the option of either party, will renew for successive terms of one year.

Agreement regarding continued reinsurance by Viking

Prior to the completion of the IPO, Viking Insurance Company, one of our subsidiaries, and GE Capital entered into an agreement relating to the continued engagement of Viking as reinsurer of credit insurance covering the credit card accounts of certain customers of GE Capital’s GE Consumer Finance—Americas unit, or GECFA, and as reinsurer of collateral protection insurance purchased by GE’s Vendor Financial Services unit, or VFS. This agreement provides that GE Capital will cause GECFA to take all commercially reasonable efforts to maintain the existing relationship with the relevant insurer and to retain Viking as the reinsurer of the credit insurance provided or offered by GECFA. To the extent that GE terminates or replaces this credit insurance program, GE Capital will be obligated to pay Viking an amount equal to the net underwriting income that Viking was projected to receive as the reinsurer of such terminated or replaced credit insurance from the time of such termination or replacement through December 31, 2008. This agreement will terminate no later than December 31, 2008. If, however, Viking continues to reinsure GECFA credit insurance or VFS collateral protection insurance beyond December 31, 2008, Viking will be obligated to pay to GE Capital 90% of Viking’s net underwriting income on such reinsured business, and GE Capital will be obligated to pay to Viking 110% of Viking’s net underwriting loss on such reinsured business.

Mortgage Services Agreement

We entered into a mortgage services agreement with GE Mortgage Services, an affiliate of GE. Under this agreement, we provided a variety of management services to GE Mortgage Services until December 31, 2005, for which GE Mortgage Services reimbursed us for our actual personnel and other expenses incurred. In addition, GE Mortgage Services managed and serviced any residential loans that it had agreed to purchase from us from time to time in connection with the loss mitigation activities of our U.S. mortgage insurance business, for which we reimbursed GE Mortgage Services for its out of pocket expenses incurred in connection with the acquisition and disposition of those loans and to indemnify it for any losses relating to those loans. We also purchased from GE Mortgage Services at fair market value any residential loans (or real estate resulting from foreclosure thereon) that it held at the termination of the Mortgage Services Agreement.

Outsourcing arrangements in India

In connection with the IPO, we entered into an outsourcing services separation agreement with Gecis Capital International Services, an affiliate of GE. We refer to this as the Outsourcing Services Separation Agreement. Our arrangement with Gecis provides us with a substantial team of professionals in India who provide a variety of services to us, including customer service, transaction processing, and functional support including finance, investment research, actuarial, risk and marketing resources to our insurance operations.

For the year ended December 31, 2005, we paid an aggregate of $24.5 million for services that Gecis provided to us.

Tax Matters Agreement

We entered into a tax matters agreement with GE in connection with the IPO. We refer to this agreement as the Tax Matters Agreement. The Tax Matters Agreement, among other things, governs our continuing tax sharing arrangements with GE relating to pre-separation periods, and also allocates responsibility and benefits associated with the elections made in connection with the separation as described below.

Tax elections

In connection with our separation from GE, GE has made, and we have joined GE in making, tax elections under section 338 of the Internal Revenue Code that treat (for tax purposes) many of the companies in our group as having sold all their assets in fully taxable sales in connection with our IPO. Under the Tax Matters Agreement, GE controls the making of these elections and related determinations. GE also is responsible for all current taxes resulting from the making of these tax elections.

Tax benefit payments

As a result of the section 338 tax elections, we became entitled to additional tax deductions for post-IPO periods. We have recorded our estimate of the tax savings associated with these deductions remaining as of December 31, 2005 and December 31, 2004 on our statement of financial position as $659 million and $705 million, respectively. We are obligated, pursuant to our Tax Matters Agreement with GE, to pay to GE, on an after-tax basis, 80% of the amount of tax we are projected to save for each tax period as a result of these increased tax benefits, up to a maximum of $640 million. We have recorded the $379 million and $380 million present value of this obligation to GE as our estimate of this liability at December 31, 2005 and December 31, 2004, respectively, in our Statement of Financial Position. Under the Tax Matters Agreement, we would also be required to pay to GE additional amounts in the event we realize certain other contingent benefits.

To the extent that we never realize the anticipated tax savings because we have insufficient taxable income of the appropriate character (or because of a reduction in tax rates), we may, at our option, defer payments until 2029. These deferred payments would bear interest over the term of the deferral at an interest rate of 5.72% per annum (estimated, in accordance with the Tax Matters Agreement, to be our cost of funds as of the IPO for a borrowing of like duration) from the time that we were scheduled to make the payments.

In certain circumstances, we may realize tax savings later than projected in calculating the schedule of corresponding payments to GE pursuant to the Tax Matters Agreement, but our payment schedule to GE would not be changed. In these circumstances, we will remain obligated to pay amounts to GE even before we realize the corresponding tax savings, although we can choose to defer such payments. There are two categories of such circumstances. First, in certain limited instances the Tax Matters Agreement establishes binding factual assumptions pursuant to which we are scheduled to make payments to GE in advance of the time we anticipate realizing the corresponding tax savings. We estimate that the interest expense we will incur with respect to such advance payments over the entire life of the Tax Matters Agreement, if we choose to defer them, will be approximately $25 million. The second, broader category of these circumstances are those situations in which our actual tax savings are delayed beyond the time we currently project for any reason other than a change in the tax returns on which the section 338 sales are reported. In the case of either the first or second category, we may defer the scheduled payments to GE until we actually realize the corresponding tax savings or, alternatively, we may make the payments from sources other than the projected tax savings. Any deferred payments would bear interest until made at the rate of 5.72% per annum.

These amounts reflect considered judgments and assessments as to the underlying facts and assumptions. However, if and to the extent our final section 338 tax savings exceed (or fall short of) the amount of tax savings we currently project, our additional paid-in capital would increase (or decrease) accordingly. We have recorded interest expense of $25 million and $10 million for 2005 and 2004, respectively, reflecting accretion of our obligation to GE at the agreed rate of 5.72%. Under the Tax Matters Agreement, GE also is responsible for certain taxes of our legal entities, other than taxes in respect of the section 338 elections described above, resulting from the various transactions implemented in connection with our separation from GE (other than the reinsurance transactions discussed below under “— Reinsurance Transactions”). We record (or will record) these nonrecurring taxes as a current tax expense (or benefit) when incurred, and we record (or will record) GE’s payment of the taxes (or receipt of the benefit) as an equity contribution (or dividend).

International tax matters agreements

We entered into tax matters agreements with GE in connection with the IPO that cover certain non-U.S. operations which are not part of the Tax Matters Agreement described above. These agreements vary according to the jurisdiction involved but generally govern our continuing tax sharing arrangements with GE relating to pre-separation periods, as necessary, and also allocate certain rights, obligations and responsibilities in connection with certain administrative matters relating to taxes.

In 2004, under the Canadian tax matters agreement, GE exercised in its right to direct our Canadian mortgage insurance subsidiary to accelerate and pay deferred tax obligation of CDN$74 million. Under this agreement, GE funded this payment by providing us with a $60 million interest-free loan, which we then repaid in full in 2005, upon reestablishing the deferred tax obligation and recovering a current tax benefit.

Under the Australian tax matters agreement, we assumed from GE the liability for taxes in pre-closing periods of the company through which we formerly conducted our Australian mortgage insurance business.

Employee Matters Agreement

We entered into an agreement with GE in connection with the IPO relating to certain employee, compensation and benefits matters. We refer to this agreement as the Employee Matters Agreement. Under the Employee Matters Agreement, we generally assumed or retained, and agreed to pay, perform, fulfill and discharge, in accordance with their respective terms, obligations and liabilities relating to the employment or services, or termination of employment or services, of any person with respect to our business before or after the completion of the IPO.

Continuation on GE payroll and in GE plans. Prior to the IPO, some of the employees of our business were paid through GE’s payroll system and were covered under GE plans. These employees were generally paid through GE’s payroll system and were eligible to participate in the GE plans for so long as GE owned more than 50% of our outstanding common stock. GE plans include retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; and severance. For some of our applicable non-U.S. employees, benefit transition was completed, by mutual agreement between GE and us, in October 2005.

Equity/long-term performance award and incentive compensation plans. In connection with the IPO, we established plans for selected employees providing for cash or other bonus awards, stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards. However, certain of our employees continued to participate in the GE Incentive Compensation Plan based on our company- and individual-specific performance measures, and our corresponding plan providing for annual cash or other bonus awards did not become effective until the date that GE ceased to own more than 50% of our outstanding common stock.

Reimbursement to GE. We reimbursed GE for the costs, including expenses, incurred by GE and its affiliates for maintaining our employees on the GE payroll and in the GE plans consistent with practices and procedures established and uniformly applied to GE businesses. In no event were we billed more for the services relating to maintaining our U.S. employees in the GE plans than the cost we would have incurred if we had established mirror plans for our U.S. employees in connection with the IPO until the date that GE ceased to own more than 50% of our outstanding common stock. We also reimbursed GE for the reasonable costs incurred by GE and its affiliates for cooperating in the operation and administration of our plans, including our plans providing for stock options, stock awards, restricted stock, other equity-related awards and long-term performance awards, consistent with practices and procedures established for such plans in effect prior to the completion of the IPO, or, in the event of a new plan, on a cost liquidation basis.

Transition to our benefit plans. Effective as of the Benefits Transition Date, our U.S. employees ceased to participate in the GE plans and began participating in employee benefit plans established and maintained by us.

For at least the year following that date, we will maintain plans that will provide our employees with benefits that are at least substantially comparable in the aggregate to the value of those benefits provided by the GE plans immediately prior to the date of the Benefits Transition Date. Our plans include retirement programs providing pension, 401(k), health and life insurance benefits; medical, dental and vision benefits for active employees; disability and life insurance protection; and severance. We recognize prior GE service for all purposes (except benefit accrual under our retirement plans) under our new plans and programs to the same extent such service is recognized under corresponding GE plans.

Agreements not to solicit or hire GE’s or our employees. We agreed with GE that, for a period of one year from the Benefits Transition Date, we would not, directly or indirectly, solicit for employment certain individuals employed by GE. We also agreed that, for a period of two years from that date, we would not, directly or indirectly, solicit for employment any officer of GE.

GE agreed that, for a period of one year from the Benefits Transition Date, it would not, directly or indirectly, solicit for employment certain individuals employed by us. For a period of two years from the date that GE ceased to own more than 50% of our outstanding common stock, GE agreed that it would not, directly or indirectly, solicit for employment any person employed by us who was an officer of GE prior to such date.

The foregoing restrictions do not prohibit GE or us from soliciting or hiring any employee subject to such restrictions after the termination of the employee’s employment by the applicable employer. We and GE will also not be prohibited from placing public advertisements or conducting any other form of general solicitation for employees so long as it is not specifically targeted towards each other’s employees that are subject to such restrictions.

Intellectual property arrangements

We entered into the following two intellectual property license agreements with GE in connection with the IPO:

•	A Transitional Trademark License Agreement; and

•	An Intellectual Property Cross-License.

Transitional Trademark License Agreement

Pursuant to the Transitional Trademark License Agreement, GE granted us a limited, non-exclusive, royalty-free, non-transferable license (with no right to sublicense) to use the “GE” mark and monogram for up to five years throughout the world and in any medium in connection with our commercialized products and services and in the general promotion of our business. These products and services include both those currently sold or rendered in the current conduct of our business, and products and services sold or rendered by us in the future that are the same as or similar to those we currently sell or render.

We have agreed not to use the “GE” mark and monogram in the underwriting or marketing of primary life insurance in the U.K. (other than credit life insurance underwriting) or asset management services or products (other than asset management services or products sold on behalf of GE or otherwise currently being marketed or offered by us). GE also granted us the right to use “GE”, “General Electric” or “GE Capital” in the corporate names of our subsidiaries until twelve months after the date on which GE ceased to own at least 20% of our outstanding common stock.

Intellectual Property Cross-License

Pursuant to the Intellectual Property Cross-License, we and GE granted each other a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual license under certain intellectual property rights that we each own or license. The license allows us and GE to make, have made, use, sell, have sold, import and otherwise commercialize products and services, and to use and practice the licensed intellectual property rights for internal purposes. Each party will only be able to sublicense its license rights to acquirors of its businesses, operations or assets, and only assign its license rights to an acquiror of all or substantially of its assets or equity or the surviving entity in its merger, consolidation, equity exchange or reorganization. Each party may permit its customers and suppliers in the ordinary course of business to use any training and productivity-enhancing software and documentation that is subject to the license granted by the other person and is for general use by customers and suppliers. Each party will own any modifications, derivative works and improvements it creates.

Credit Card Services

We entered into two agreements with GE Corporate Payment Services, or GECPS, relating to our global credit card programs. We selected GECPS after a competitive process and believe that terms of these credit card agreements are comparable to those we could obtain from other providers.

Under these agreements, GECPS issues credit cards for our employees to use in connection with travel and entertainment expenses and other business purchasing expenses. As the issuing bank of the credit cards, GECPS retains a customary percentage of amounts charged to the credit cards as a transaction fee. The aggregate amount of transaction fees received by GECPS depends on the volume of credit card usage, and is partially offset by payments made to us by GECPS in consideration of our exclusive use of GECPS’s credit cards in the U.S. Each agreement expires in 2007. We may terminate either agreement for convenience upon 30 days’ notice, whereby we are obligated to pay GECPS the unearned portion of a contingent signing payment.

For the year ended December 31, 2005, we received a total of $0.2 million pursuant to these agreements.

Stock Purchase Agreements

On March 14, 2005, we entered into a stock purchase agreement with GEFAHI, GE, GE Capital and GEI, Inc., pursuant to which we agreed to purchase from GEFAHI $500 million of our Class B Common Stock at a price per share equal to the net proceeds per share that GEFAHI received from the underwriters in a secondary offering of our common stock by GEFAHI, which was consummated on March 30, 2005. On March 30, 2005, pursuant to this agreement, we repurchased 19,371,586 shares of Class B Common Stock at a price of $25.811 per share.

On February 27, 2006, we entered into another stock purchase agreement with GEFAHI, pursuant to which we agreed to purchase from GEFAHI 15,000,000 shares of our Class B Common Stock at a price per share equal to the net proceeds per share that GEFAHI received from the underwriters in another secondary offering of our common stock by GEFAHI, which was consummated on March 8, 2006. On March 8, 2006, pursuant to this agreement, we repurchased 15,000,000 shares of Class B Common Stock at a price of $31.93125 per share for an aggregate purchase price of $479 million.

Reinsurance Transactions

General

Prior to our corporate reorganization, we entered into several significant reinsurance transactions with affiliates of GE. We refer to these transactions as the Reinsurance Transactions. In these transactions, we ceded to Union Fidelity Life Insurance Company, or UFLIC, an indirect subsidiary of GE, in-force blocks of structured settlements, substantially all of our in-force blocks of variable annuities and a block of long-term care insurance policies that we reinsured in 2000 from Travelers Insurance Company, or Travelers. Although we remain liable under these contracts and policies as the ceding insurer, the Reinsurance Transactions have the effect of transferring the financial results of the reinsured blocks to UFLIC. As part of the Reinsurance Transactions, we also assumed from UFLIC small in-force blocks of Medicare supplement insurance.

In the Reinsurance Transactions, we ceded to UFLIC the following business:

•	All of our liabilities under the in-force structured settlement annuities reflected as policyholder reserves on December 31, 2003, or reinsured by us under reinsurance agreements in effect prior to January 1, 2004. This block of business had aggregate reserves of $11.7 billion as of December 31, 2005.

•	All of our liabilities under the in-force variable annuity contracts reflected as policyholder reserves on December 31, 2003, other than our RetireReadySM product and a limited number of variable annuity products that we no longer offer. UFLIC also assumed any benefit or expense resulting from third-party reinsurance that we have on this block of business. This block of business had aggregate general account reserves of $2.2 billion as of December 31, 2005.

•	All of our liabilities under the in-force long-term care insurance policies issued by Travelers prior to January 1, 2004 and reinsured by us. This block of business had aggregate reserves of $1.8 billion as of December 31, 2005.

The reinsurance transactions have the effect of transferring the financial results of the reinsured blocks of business (except for Medicare supplement insurance) from us to UFLIC and the Medicare supplement insurance block of business from UFLIC to us. With respect to the long-term care insurance policies reinsured to UFLIC, we retained an interest in the future profitability of the block if it exceeds certain thresholds. We also are continuing to administer all the policies reinsured by UFLIC, and we will receive an expense allowance to reimburse us for the costs we incur to service these policies.

We transferred to UFLIC invested assets with a statutory book value (including accrued interest) equal to the amount by which the reinsurance premium exceeded the ceding commission, together with an amount equal to the cash flows on such invested assets between January 1, 2004 and April 15, 2004, the date of transfer of such invested assets. As of December 31, 2003, the fair value of the transferred invested assets was $16.0 billion, excluding separate account assets relating to variable annuities that were ceded to UFLIC. As part of these reinsurance transactions, we retained separate account assets of $7.1 billion as of December 31, 2005, attributable to the separate account portion of the variable annuity business. We will make payments with respect to that portion of the variable annuity business directly from these separate account assets, respectively.

To secure the payment of its obligations to us under the reinsurance agreements governing the Reinsurance Transactions, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee will administer the trust accounts and we will be permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC.

Experience refund

In addition to the ceding commission we will receive on the long-term care block described above, UFLIC may be required to pay us experience refunds based on the profitability of the long-term care business with respect to the period beginning on the effective date of the long-term care reinsurance agreements and ending on December 31, 2018. Specifically, unless UFLIC assumes the administration of the long-term care insurance block pursuant to the long-term care reinsurance agreements, for so long as we continue to administer all of the long-term care business, we will be entitled to receive a specified percentage of the excess (if any) of actual statutory basis pre-tax income earned on the long-term care business over projected statutory basis pre-tax income earned on that business. We have an experience refund receivable of $17 million as of December 31, 2005.

Business Services Agreement

We entered into a Business Services Agreement with UFLIC pursuant to which we agreed to continue to perform various management and support services with respect to the structured settlements business, the variable annuity business and the long-term care insurance business that we ceded to UFLIC pursuant to the Reinsurance Transactions. In consideration for our performance of these services, we will be reimbursed for expenses incurred in performing such services. These expenses will be subject to annual and tri-annual adjustment. The Business Services Agreement may be terminated by UFLIC if (1) we are unable to perform the services for any reason for thirty 30 consecutive days, other than as a result of a force majeure, or (2) a voluntary or involuntary conservation, rehabilitation or liquidation proceeding is commenced in any jurisdiction by or against us or our subsidiaries and affiliates, but only if the services performed by the subject of such proceeding are not assumed or performed by us or our subsidiaries or affiliates that are not the subject of such proceeding, or (3) there is a willful, material breach by us of our obligations under the agreement, which breach is not cured within a specified period of time. For the year ended December 31, 2005, we received an aggregate of $32.9 million for services provided pursuant to the Business Services Agreement.

Capital Maintenance Agreement with GE Capital

Pursuant to a Capital Maintenance Agreement, GE Capital has agreed to maintain sufficient capital in UFLIC to maintain UFLIC’s risk-based capital at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners. GE Capital may not assign or amend the Capital Maintenance Agreement without the consent of the ceding companies and their domestic insurance regulators (which consent, in the case of the ceding companies, may not be unreasonably withheld). The Capital Maintenance Agreement terminates at such time as UFLIC’s obligations to us under the reinsurance agreements terminate, or on such other date as may be agreed by UFLIC and GE Capital with the consent of the domestic regulators and us.

Other Related-Party Transactions

Support services provided by GE

In addition to the India-based outsourcing services described above, GE historically has provided a variety of support services for our businesses, and we have reimbursed GE for the costs of providing these services to us. Our total expenses for these services were $9.5 million for the year ended December 31, 2005. The services we have received from GE include:

•	Employee benefit processing and payroll administration, including relocation, travel, credit card processing, and related services, for which we incurred expenses of $2.5 million for the year ended December 31, 2005.

•	Employee training programs, including access to GE training courses and payment for employees in management development programs, for which we incurred expenses of $0.1 million for the year ended December 31, 2005.

•	Information systems, network and related services, for which we incurred expenses of $4.3 million for the year ended December 31, 2005.

•	Leases for vehicles, equipment and facilities, for which we incurred expenses of $1.9 million for the year ended December 31, 2005.

•	Other financial and advisory services such as tax consulting, capital markets services, research and development activities, and trademark licenses, for which we incurred expenses of $0.7 million for the year ended December 31, 2005.

Investment management services

We receive investment management and related administrative services provided by GEAM, for which we incurred expenses of $22 million for the year ended December 31, 2005. We are continuing to receive these services pursuant to agreements that were, with limited exceptions, amended in connection with the IPO. See “—Relationship with GE—Investment Agreements.”

Employee benefit plans

We reimbursed GE for benefits it provided to our employees under various employee benefit plans.

Until the Benefits Transition Date, our employees participated in GE’s retirement plan and retiree health and life insurance benefit plans. Some of our employees also participated in GE’s Supplementary Pension Plan and other retiree benefit plans. We incurred expenses associated with these plans of $95 million for the year ended December 31, 2005.

Until the Benefits Transition Date, our employees also participated in GE’s defined contribution savings plan that allowed the employees to contribute a portion of their pay to the plan on a pre-tax basis. GE matched 50% of these contributions up to 7% of the employee’s pay. We incurred expenses associated with these plans of $9.8 million for the year ended December 31, 2005.

Until the Benefits Transition Date, we also provided life and health insurance benefits to our employees through the GE benefit program, as well as through plans sponsored by other GE affiliates. We incurred expenses associated with these plans of $37.1 million for the year ended December 31, 2005.

Advertising

After the completion of the IPO, we have purchased advertising time from NBC Universal, which is an affiliate of GE, to air television commercials for our company on the NBC Television Network. For the year ended December 31, 2005, we paid NBC Universal an aggregate of approximately $1.4 million for this advertising time.

Guarantees provided by GE

GE Capital from time to time has provided guarantees or other support arrangements on our behalf, including performance guarantees and support agreements relating to securitizations and comfort letters provided to government agencies. We have not incurred charges or reimbursed GE under any of these arrangements. Following the IPO, some of the guarantees continued as provided under their existing terms. We have not incurred any charges for the provision of these guarantees or other support arrangements.

GE agreements with third parties

Historically, we have received services provided by third parties pursuant to various agreements that GE has entered into for the benefit of its affiliates. We pay the third parties directly for the services they provide to us or reimburse GE for our share of the actual costs incurred under the agreements. We expect to continue to procure some of these third-party services through GE to the extent we are permitted (and elect to) or are required to do so.

Products and services provided to GE

We have provided various products and services to GE on terms comparable to those we provide to third parties. We have continued to provide most of these services following the completion of the IPO. These products and services include the following:

•	We distribute our payment protection insurance in part through arrangements with GE’s consumer finance division and other related GE entities, for which we received gross written premiums of $424 million for the year ended December 31, 2005.

•	We reinsure lease obligation insurance and credit insurance marketed by GE Capital, for which we received written premiums of $22 million for the year ended December 31, 2005.

•	We provide long-term care insurance to certain GE employees, for which we received premiums of $24 million for the year ended December 31, 2005.

•	We distribute GE mutual funds through our wholly-owned broker-dealers, and provide administrative support for our variable annuity customers that have GE mutual funds within their contracts, for which we received $6 million, for the year ended December 31, 2005, from the mutual funds and GEAM, the asset manager of these funds.

•	Various entities within GE’s Consumer Finance division purchase mortgage insurance from our international mortgage insurance subsidiaries. We received premiums of $37 million during the year ended December 31, 2005.

•	In the ordinary course of business, our structured settlement annuity contracts sold through independent third-party brokers are issued to GE and its affiliates to fund settlements related to liability claims for personal injury or workers compensation coverages. Sales were $10 million for the year ended December 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

We believe that during 2005 all filings required to be made by reporting persons were timely made in accordance with the requirements of the Securities Exchange Act of 1934, except that affiliates of GE reported on December 5, 2005 the sale of 15,150,000 shares pursuant to the exercise on September 23, 2005 of over-allotment options by underwriters of two public offerings of our Class A Common Stock.

REPORT OF THE AUDIT COMMITTEE

Each member of the Audit Committee is an independent director as determined by our board of directors, based on the NYSE listing rules and the company’s independence guidelines. Each member of the committee also satisfies the Securities and Exchange Commission’s (“SEC”) additional independence requirement for members of audit committees. In addition, our board of directors has determined that Frank J. Borelli is an “audit committee financial expert,” as defined by SEC rules. For more information about the committee’s charter and key practices, visit the corporate governance section of the company’s website at www.genworth.com.

We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP, the company’s independent registered public accounting firm for 2005 (“KPMG”), is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, KPMG is responsible for expressing its own opinion on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with KPMG’s independence.

Based on the considerations referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2005 and selected KPMG as the independent registered public accounting firm for the company for 2006. This report is provided by the following independent directors, who constitute the committee:

Frank J. Borelli, Chair

J. Robert Kerrey

Thomas B. Wheeler

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Genworth retained KPMG to audit our financial statements for 2005 and to attest to management’s annual report on internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other auditing and advisory services in 2005. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our Audit Committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence services and has determined that we would obtain these non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding. The committee also has set a specific annual limit of $750,000 on the amount of such services that we may obtain from KPMG.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances of accuracy on matters not required by laws or regulations. In each case, the committee has also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and has required management to report the specific engagements to the committee on a quarterly basis and to obtain specific pre-approval from the committee for any engagement over $250,000. During 2005, none of the non-audit work conducted by KPMG required the specific pre-approval of the Audit Committee consistent with the guidelines set forth above.

The aggregate fees billed for professional services by KPMG in 2005 for these various services were:

Type of Fees	2005(1)	2004(1)
	(in millions)
Audit Fees (2)	$6.3	$5.4
Audit-Related Fees (3)	0.2	0.2
Tax Fees (4)	0.2	0.1
All Other Fees	—	—

Total	$6.7	$5.7

(1)	These amounts exclude $0.8 million and $3.2 million paid by GE to KPMG in 2005 and 2004, respectively, for audit and audit-related services performed in connection with our IPO and secondary offerings.
(2)	Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s financial statements included in public offerings or filings, the review of the financial statements included in our quarterly reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(3)	Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as, audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities.

Our Audit Committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires the lead KPMG partner assigned to our audit to be rotated at least every five years.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as our independent registered public accounting firm to perform the audit of our financial statements and to attest to management’s annual report on internal control over financial reporting for 2006. KPMG was our independent registered public accounting firm for the year ended December 31, 2005. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

KPMG representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2006.

APPENDIX A

GOVERNANCE PRINCIPLES

GENWORTH FINANCIAL, INC.

The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of Genworth Financial, Inc. The board recognizes that there is an ongoing and energetic debate about corporate governance, and it will review these principles and other aspects of Genworth governance annually or more often if deemed necessary.

1.  Role of Board and Management. Genworth’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its stockholders. The board of directors is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. Both the board of directors and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, Genworth communities, government officials and the public at large.

2.  Functions of Board. The board of directors has 6 scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings and the annual meeting of stockholders. In addition to its general oversight of management, the board also performs a number of specific functions, including:

(a)  selecting, evaluating and compensating the CEO and overseeing CEO succession planning;

(b)  providing counsel and oversight on the selection, evaluation development and compensation of senior management;

(c)  reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

(d)  assessing major risks facing the company — and reviewing options for their mitigation; and

(e)  ensuring processes are in place for maintaining the integrity of the company — the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3.  Qualifications. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Genworth board, and other directors should not serve on more than four other boards of public companies in addition to the Genworth board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4.  Independence of Directors. By no later than the conclusion of Genworth’s 2006 annual meeting of stockholders, a majority of the directors serving on the board will be independent directors, as independence is determined by the board, based on the guidelines set forth below.

All future directors who are not employees of Genworth or its affiliates will be independent; provided, however, that any director who served as a director at the time of Genworth’s initial public offering in May 2004 shall remain eligible for continued service on Genworth’s board. Directors who do not satisfy Genworth’s independence guidelines also make valuable contributions to the board and to the company by reason of their experience and wisdom.

For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with Genworth. The board has established guidelines to assist it in determining director independence, which conform to or are more exacting than the independence requirements in the NYSE rules. In addition to applying these guidelines, the board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

The board will make and publicly disclose its independence determination for each director when the director is first elected to the board and annually thereafter for all nominees for election as directors. If the board determines that a director who satisfies the NYSE rules is independent even though he or she does not satisfy all of Genworth’s independence guidelines, this determination will be disclosed and explained in the next proxy statement. In accordance with the NYSE rules, determinations made under the guidelines in section (a) below will be based upon relationships during the 36 months preceding the determination. Similarly, determinations made under the guidelines in section (b) below will be based upon the extent of commercial relationships during the three completed fiscal years preceding the determination.

(a)  A director will not be independent if:

(i)  the director is employed by Genworth, or an immediate family member is an executive officer of Genworth;

(ii)  the director receives any direct compensation from Genworth, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)  an immediate family member who is a Genworth executive receives more than $100,000 per year in direct compensation from Genworth;

(iv)  the director is affiliated with or employed by Genworth’s independent auditor, or an immediate family member is affiliated with or employed by Genworth’s independent auditor; or

(v)  a Genworth executive is on the compensation committee of the board of directors of a company which employs the Genworth director or an immediate family member as an executive officer.

(b)  A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Genworth and the sales by that company to Genworth or purchases by that company from Genworth, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million.

(c)  A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to Genworth, or to which Genworth is indebted, and the total amount of either company’s indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets.

(d)  A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and Genworth’s discretionary charitable contributions to the organization are more than one percent of that organization’s total annual charitable receipts during its last completed fiscal year. (The Genworth Foundation’s automatic matching of charitable contributions will not be included in the amount of Genworth’s contributions for this purpose.)

5.  Size of Board and Selection Process. The directors are elected each year by the stockholders at the annual meeting of stockholders. Holders of Genworth’s Class A common stock have the right to elect directors in the manner set forth in Genworth’s certificate of incorporation. Stockholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230. The nominating and corporate governance committee shall propose a slate of nominees to the board of directors, and the board of directors shall select director nominees for election at the annual meeting of stockholders. Subject to the requirements of Genworth’s certificate of incorporation, the board determines the number of directors on the board. Vacancies on the board may be filled in the manner set forth in Genworth’s certificate of incorporation. Consistent with the requirements set forth in Genworth’s certificate of incorporation, the board believes that, given the size and breadth of Genworth, and the need for diversity of board views, the size of the board should be in the range of 7 to 15 directors. The board has adopted a resolution that the board will consist of 8 directors as of the 2006 annual meeting of stockholders.

6.    Board Committees. The board has established the following standing committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) public affairs. The current charters and any key practices of these committees will be published on the Genworth website, and will be mailed to stockholders on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board.

7.  Independence of Committee Members. In addition to the independence standards discussed in section 4 above, members of the audit committee must also satisfy two additional NYSE independence requirements. Specifically, (i) they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation and (ii) they may not be an affiliated person of Genworth or any of its subsidiaries (as “affiliated” is defined in Rule 10A 3 of the Securities Exchange Act of 1934, as amended). In addition, both the management development and compensation committee and the nominating and corporate governance committee shall be composed entirely of independent directors.

8.  Meetings of Non-Employee and Independent Directors. The non-employee directors will meet without management present at each regularly scheduled board meeting. If the non-employee directors include individuals who are not independent based on the guidelines set forth in section 4 above, the independent directors will also separately meet at least three times each year. The directors have determined that the chair of the audit committee will preside at the meetings of the non-employee directors and the independent directors. The non-employee and independent directors may meet without management present at such other times as determined by the chair of the audit committee.

9.  Self-Evaluation. As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve.

10.  Setting Board Agenda. The board shall be responsible for its agenda. At the December board meeting, the CEO will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. The CEO or the appropriate committee chair shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO or appropriate committee chair at any time.

11.  Ethics and Conflicts of Interest. The board expects Genworth directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising Genworth’s Code of Ethics. Genworth will not make any personal loans or extensions of credit to directors or executive officers. No non-employee director may provide personal services for compensation to Genworth, other than in connection with serving as a Genworth director. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The board shall resolve any conflict of interest question involving the CEO or a senior vice president, and the CEO shall resolve any conflict of interest issue involving any other officer of the company.

12.  Reporting of Concerns to Non-Employee Directors or the Audit Committee. The audit committee and the non-employee directors have established the following procedures to enable anyone who has a concern about Genworth’s conduct, or any employee who has a complaint about the company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the non-employee directors or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. All such communications shall be promptly reviewed by Genworth’s ombudsman, and any concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the chair of the audit committee. All concerns will be reviewed and addressed by Genworth’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors or the audit committee will be reported to the chair of the audit committee on a quarterly basis. The audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s Code of Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13.  Compensation of the Board. Directors who are employees of Genworth or its affiliates will not receive compensation for serving on Genworth’s board. Any director who is designated by General Electric Company “GE”) but who is not a current employee of GE may receive reasonable compensation from GE, as determined by GE in its sole discretion. Following the 2006 annual meeting of stockholders, GE will no longer be entitled to designate any directors, and no director continuing in office after that date shall be regarded as a director designated by GE. The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-employee directors who are not designated by GE (such non-employee directors, “Eligible Directors”). In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of Genworth’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes that, with respect to Eligible Directors, these goals will be served by providing 40% of director compensation in cash and 60% in deferred stock units. Eligible Directors will have the option of receiving all of their annual compensation in deferred stock units. As additional compensation for service as chairperson, the chairperson of the Audit Committee will receive an annual cash retainer of $15,000. All other standing committee chairpersons will receive an annual cash retainer of $10,000. Effective January 1, 2006, each Eligible Director will also be eligible for the matching of charitable contributions on a dollar-for-dollar basis up to a maximum matching contribution of $15,000 during any calendar year pursuant to the contribution guidelines established by the Genworth Foundation. In addition to reimbursement of director travel expenses to attend board and committee meetings in accordance with policies approved from time to time by the nominating and corporate governance committee, Genworth will, with the prior approval of the chair of the committee, reimburse Eligible Directors for the expenses of attending director education seminars. At the end of each year, the nominating and corporate governance committee shall review director compensation and benefits.

14.  Succession Plan. The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15.  Annual Compensation Review of Senior Management. The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16.  Access to Senior Management. Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present.

17.  Access to Independent Advisors. The board and its committees shall have the right at any time to retain independent outside auditors and financial, legal or other advisors, and the company shall provide appropriate funding, as determined by the board or any committee, to compensate such independent outside auditors or advisors, as well as to cover the ordinary administrative expenses incurred by the board and its committees in carrying out their duties.

18.  Director Orientation; Continuing Education. The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices.

19.  Policy on Poison Pills. The term “poison pill” refers to the type of stockholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. If Genworth were ever to adopt a poison pill, the board would seek prior stockholder approval unless, due to timing constraints or other reasons, a committee consisting solely of independent directors determines that it would be in the best interests of stockholders to adopt a poison pill without obtaining stockholder approval.

20.  Stock Ownership Policy. All Eligible Directors are expected to hold at least $300,000 worth of Genworth common stock and/or deferred stock units while serving as a director of Genworth. Directors will have five years from the date they first became an Eligible Director to attain this ownership threshold.

APPENDIX B

Charter of the

Audit Committee

Genworth Financial, Inc.

The Audit Committee of the board of directors of Genworth Financial, Inc. shall consist of a minimum of three directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the Nominating and Corporate Governance Committee and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors, and shall satisfy the New York Stock Exchange standard for independence for members of the audit committee. Independence of directors shall be determined by the board based on the standards for independence set forth in paragraph 4 of Genworth’s Governance Principles, and the more rigorous independence requirements for members of the audit committee set forth in paragraph 7 of Genworth’s Governance Principles. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall satisfy the Securities and Exchange Commission’s criteria for an “audit committee financial expert.”

The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company’s internal audit function and independent auditors.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.  To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

2.  To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3.  To select the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate, compensate and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the company (including resolution of disagreements between management and the auditor regarding financial reporting). The independent auditor and each such registered public accounting firm will report directly to the committee. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any audit and non-audit service provided to the company by the company’s independent auditor.

4.  To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.  To review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.  To review and approve the internal audit functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of the vice president –internal audit.

B-1

7.  To review, with the senior vice president—chief financial officer, the vice president—internal audit, or such others as the committee deems appropriate, the company’s internal system of audit and financial controls and the results of internal audits.

8.  To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the company.

9.  To prepare and publish an annual committee report in the company’s proxy statement.

10.  To set policies for the hiring of employees or former employees of the company’s independent auditor.

11.  To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. This should include regular reviews of the compliance processes in general and the corporate ombudsman process in particular. In connection with these reviews, the committee will meet, as deemed appropriate, with the general counsel and other company officers or employees.

The committee shall meet separately on a periodic basis with management (including with the senior vice president – chief financial officer), with the vice president—internal audit and also with the company’s independent auditors.

The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

12.  To establish procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters.

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The Board of Directors recommends a vote FOR Proposals 1 and 2.							FOR	AGAINST	ABSTAIN

1. Election of Directors by the holders of Class A Common Stock.						2. Ratification of the selection of KPMG LLP as the independent registered public accounting firm for 2006.	☐	☐	☐
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01 - Frank J. Borelli, 02 - Michael D. Fraizer, 03 - Nancy J. Karch, 04 - J. Robert “Bob” Kerrey, 05 - Saiyid T. Naqvi, 06 - James A. Parke, 07 - James S. Riepe, 08 - Thomas B. Wheeler
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				_________	________________________________________ _______________________________________________
Date Stockholder sign here Co-Stockholder sign here

Notice of 2006 Annual Meeting of Stockholders

Genworth Financial, Inc.

10:00 a.m., May 17, 2006

Sheraton Richmond West

6624 West Broad Street

Richmond, Virginia 23230

April 5, 2006

To the Stockholders:

NOTICE IS HEREBY GIVEN that Genworth Financial, Inc.’s 2006 Annual Meeting of Stockholders will be held at Sheraton Richmond West, 6624 West Broad Street, Richmond, Virginia 23230, on Wednesday, May 17, 2006, at 10:00 a.m. local time, to address all matters that may properly come before the meeting. In addition to receiving a report on our business operations, stockholders will vote on:

(a)	election of directors for the ensuing year;

(b)	ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006; and

(c)	such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 24, 2006 will be entitled to vote at the meeting and any adjournments.

Leon E. Roday

Secretary

Genworth Financial, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2006

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Richard P. McKenney and Leon E. Roday, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of Class A Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders to be held on Wednesday, May 17, 2006, at 10:00 a.m. local time and at any adjournment thereof, upon such business as may properly come before the meeting, including proposals 1 and 2, which are described in the Proxy Statement dated April 5, 2006, a copy of which has been received by the undersigned, and on matters incident to the conduct of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

(PLEASE SIGN AND DATE ON REVERSE SIDE)

GENWORTH FINANCIAL, INC

P.O. BOX 11120

NEW YORK, N.Y. 10203-0120